UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.    )

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Bank of America Corporation

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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March 18, 2009

Dear Stockholder:

I am pleased to invite you to the Bank of America Corporation 2009 Annual Meeting of Stockholders. The meeting will be held at 10:00 a.m., local time, on April 29, 2009, in the Belk Theater of the North Carolina Blumenthal Performing Arts Center, 130 North Tryon Street, Charlotte, North Carolina. If you are unable to attend, you will be able to listen to the meeting and view our slide presentation over the Internet at http://investor.bankofamerica.com.

Enclosed are a notice of matters to be voted on at the meeting, our proxy statement, a proxy card and our 2008 Annual Report.

Whether or not you plan to attend, please submit a proxy to vote your shares in one of three ways: via Internet, telephone or mail. Instructions regarding Internet and telephone voting are included on the proxy card (or, if applicable, in your electronic delivery notice). If you choose to submit a proxy by mail, please mark, sign and date the proxy card and return it in the enclosed postage-paid envelope. You may revoke your proxy at any time before it is exercised as explained in the proxy statement.

If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date.

Sincerely yours,

Kenneth D. Lewis

Chairman, Chief Executive Officer and President

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

NOTICE OF 2009 ANNUAL MEETING OF STOCKHOLDERS

Important Notice Regarding the Availability of Proxy Materials for the

Stockholder Meeting to be Held on April 29, 2009

The Proxy Statement and Annual Report to Stockholders

are available at http://investor.bankofamerica.com

Date:	April 29, 2009
Time:	10:00 a.m., local time
Place:	Belk Theater of the North Carolina Blumenthal Performing Arts Center 130 North Tryon Street, Charlotte, North Carolina 28202

Webcast of the Annual Meeting: You may listen to a live audiocast of the meeting on our website at http://investor.bankofamerica.com at 10:00 a.m., local time, on April 29, 2009.

Items of Business:

•	Item 1: Election to the Board of the 18 nominees named in this proxy statement;

•	Item 2: Ratification of the independent registered public accounting firm for 2009;

•	Item 3: An advisory (non-binding) vote approving executive compensation;

•	Item 4: Consider a stockholder proposal regarding disclosure of government employment;

•	Item 5: Consider a stockholder proposal regarding advisory vote on executive compensation;

•	Item 6: Consider a stockholder proposal regarding cumulative voting;

•	Item 7: Consider a stockholder proposal regarding special stockholder meetings;

•	Item 8: Consider a stockholder proposal regarding independent board chairman;

•	Item 9: Consider a stockholder proposal regarding predatory credit card lending practices;

•	Item 10: Consider a stockholder proposal regarding adoption of principles for health care reform;

•	Item 11: Consider a stockholder proposal regarding limits on executive compensation; and

•	Consider any other business properly brought before the meeting.

Record Date: You are entitled to notice of and to vote at the Annual Meeting (or any adjournment or postponement thereof) if you were a stockholder of record on March 4, 2009. In accordance with Delaware law, for 10 days prior to the Annual Meeting, a list of those registered stockholders entitled to vote at the Annual Meeting will be available for inspection in the office of the Corporate Secretary, Bank of America Corporation, Bank of America Plaza, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. The list also will be available at the Annual Meeting.

Proxy Voting: Your vote is important. Please submit your proxy as soon as possible via either the Internet, telephone or mail.

By order of the Board of Directors:

Alice A. Herald

Deputy General Counsel

and Corporate Secretary

March 18, 2009

BANK OF AMERICA CORPORATION

Bank of America Corporate Center

Charlotte, North Carolina 28255

PROXY STATEMENT

We are providing these proxy materials in connection with the solicitation of proxies by the Board of Directors of Bank of America Corporation for the 2009 Annual Meeting of Stockholders (the “Annual Meeting”). In this proxy statement, we refer to the Board of Directors as the “Board” and to Bank of America Corporation as “we,” “us,” “our company,” “Bank of America” or the “Corporation.” This proxy statement is being mailed starting on or about March 18, 2009.

GENERAL INFORMATION

Record Date. Only holders of record at the close of business on March 4, 2009 will be entitled to notice of and to vote at the Annual Meeting. Holders of the Corporation’s Common Stock (the “Common Stock”), the 7% Cumulative Redeemable Preferred Stock, Series B (the “Series B Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 1 (the “Series 1 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 2 (the “Series 2 Preferred Stock”), the 6.375% Non-Cumulative Preferred Stock, Series 3 (the “Series 3 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 4 (the “Series 4 Preferred Stock”), the Floating Rate Non-Cumulative Preferred Stock, Series 5 (the “Series 5 Preferred Stock”), the 6.70% Non-Cumulative Perpetual Preferred Stock, Series 6 (the “Series 6 Preferred Stock”), the 6.25% Non-Cumulative Perpetual Preferred Stock, Series 7 (the “Series 7 Preferred Stock”), and the 8.625% Non-Cumulative Preferred Stock, Series 8 (the “Series 8 Preferred Stock”), vote together without regard to class except as otherwise required by law.

As of the record date of March 4, 2009, there were 6,404,894,551 shares of Common Stock, 7,642 shares of the Series B Preferred Stock, 21,000 shares of the Series 1 Preferred Stock, 37,000 shares of the Series 2 Preferred Stock, 27,000 shares of the Series 3 Preferred Stock, 20,000 shares of the Series 4 Preferred Stock, 50,000 shares of the Series 5 Preferred Stock, 65,000 shares of the Series 6 Preferred Stock, 50,000 shares of the Series 7 Preferred Stock and 89,100 shares of the Series 8 Preferred Stock entitled to vote at the Annual Meeting. Each share of the Common Stock and Series B Preferred Stock is entitled to one vote. Each share of the Series 1-5 Preferred Stock and Series 8 Preferred Stock is entitled to 150 votes. Each share of the Series 6 and 7 Preferred Stock is entitled to five votes.

Voting By Proxy. Whether or not you plan to attend the Annual Meeting, you may submit a proxy to vote your shares via Internet, telephone or mail as more fully described below:

•	By Internet: Go to www.investorvote.com/bac and follow the instructions. You will need your proxy card or electronic delivery notice to submit your proxy.

•	By Telephone: Call 1.800.652.8683 and follow the voice prompts. You will need your proxy card or electronic delivery notice to submit your proxy.

•	By Mail: Mark your vote, sign your name exactly as it appears on your proxy card, date your proxy card and return it in the envelope provided.

If you properly submit a proxy without giving specific voting instructions, your shares will be voted in accordance with the Board’s recommendations as follows:

“FOR”:

•	Item 1: Election to the Board of the 18 nominees named in this proxy statement;

•	Item 2: Ratification of the independent registered public accounting firm for 2009; and

•	Item 3: An advisory (non-binding) vote approving executive compensation;

and “AGAINST” the stockholder proposals regarding:

•	Item 4: Disclosure of government employment;

•	Item 5: Advisory vote on executive compensation;

•	Item 6: Cumulative voting;

•	Item 7: Special stockholder meetings;

•	Item 8: Independent board chairman;

•	Item 9: Predatory credit card lending practices;

•	Item 10: Adoption of principles for health care reform; and

•	Item 11: Limits on executive compensation.

If other matters properly come before the Annual Meeting, the persons appointed to vote the proxies will vote on such matters in accordance with their best judgment. Such persons also have discretionary authority to vote to adjourn the Annual Meeting, including for the purpose of soliciting proxies to vote in accordance with the Board’s recommendations on any of the above items.

Revoking Your Proxy. You may revoke your proxy at any time before it is exercised by:

•	written notice of revocation to the Corporate Secretary;

•	a properly executed proxy of a later date; or

•	voting in person at the Annual Meeting.

Cost of Proxy Solicitation. We will pay the cost of soliciting proxies. In addition to soliciting proxies by mail or electronic delivery, we also may use some of our associates, who will not be specially compensated, to solicit proxies, either personally or by telephone, facsimile or written or electronic mail. In addition, we have agreed to pay Georgeson Inc. $17,000 and Laurel Hill Advisory Group, LLC $17,500 plus expenses to assist us in soliciting proxies from banks, brokers and nominees. We also will reimburse banks, brokers and other nominees for their expenses in sending proxy materials to their customers who are beneficial owners.

Quorum Required to Hold the Annual Meeting. In order to hold the Annual Meeting, a quorum consisting of the holders of a majority of the aggregate voting power of the Common Stock and the Series B Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock, Series 7 Preferred Stock and Series 8 Preferred Stock must be present in person or represented by proxy at the Annual Meeting. For purposes of determining the presence or absence of a quorum, we intend to count as present shares present in person but not voting and shares for which we have received proxies but for which holders thereof have abstained. Furthermore, shares represented by proxies returned by a broker holding the shares in nominee or “street” name will be counted as present for purposes of determining whether a quorum is present, even if the shares are not entitled to be voted on matters where discretionary voting by the broker is not allowed (“broker non-votes”).

Majority Vote Standard for Election of Directors. In October 2006, the Board amended our Bylaws to provide that a nominee for director in an uncontested election shall be elected to the Board if the votes cast for such nominee’s election exceed the votes cast against his or her election. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on the proposal to elect directors. In a contested election (a situation in which the number of nominees exceeds the number of directors to be elected), the standard for election of directors will be a plurality of the votes cast at the meeting.

If a nominee who is currently serving as a director is not elected at the Annual Meeting, under Delaware law the director will continue to serve on the Board as a “holdover director.” However, under our Corporate Governance Guidelines, any director who fails to be elected must offer to resign from the Board. The director whose resignation is under consideration will abstain from participating in any decision regarding that resignation. The Corporate Governance Committee and the Board may consider any factors they deem relevant in deciding whether to accept a director’s resignation. The Board will publicly disclose its decision regarding the resignation within 90 days after results of the election are certified. If the resignation is not accepted, the director will continue to serve until the next annual meeting and until the director’s successor is elected and qualified. If a nominee who is not already serving as a director is not elected at the Annual Meeting, under Delaware law that nominee will not become a director and will not serve on the Board as a “holdover director.”

The Board will nominate for re-election only candidates who have tendered irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board will fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation.

Votes Required to Adopt Other Proposals. Approval of each of the other proposals requires the votes cast in favor of each such proposal to exceed the votes cast against such proposal. Abstentions from voting, as well as broker non-votes, if any, are not treated as votes cast and, therefore, will have no effect on any such proposal.

Voting by Associates. If you participate in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, the Countrywide Financial Corporation 401(k) Savings and Investment Plan, the Merrill Lynch & Co. Inc. Retirement Accumulation Plan, the Merrill Lynch & Co. Inc. Employee Stock Ownership Plan, the Merrill Lynch & Co. Inc. 401(k) Savings & Retirement Plan or the First Republic Bank Employee Stock Ownership Plan, and your plan account is invested in Bank of America Common Stock, you must provide voting instructions to the trustee of the plan (either via the proxy card or by Internet or telephone) in order for the shares represented by your investment to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been provided to the trustee. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to cast votes for shares held in the foregoing plans is April 28, 2009 at 8:00 a.m. EST. You will not be able to change your vote after this deadline.

Householding. Unless we have received contrary instructions, we send a single copy of the annual report, proxy statement and notice of annual or special meeting to any household at which two or more stockholders reside if we believe the stockholders are members of the same family. Each stockholder in the household will continue to receive a separate proxy card. This process, known as “householding,” reduces the volume of duplicate information received at your household and helps reduce our expenses.

If you would like to receive your own set of the annual report, proxy statement and notice of annual meeting this year or in future years, follow the instructions described below:

If your shares are registered in your own name, please contact our transfer agent and inform them of your request to revoke householding by calling them at 1.800.642.9855 or writing to them at Computershare Trust Company, N.A., P.O. Box 43078, Providence, Rhode Island 02940-3078. Within 30 days of your revocation, we will send to you individual documents.

If a bank, broker or other nominee holds your shares, please contact your bank, broker or other nominee directly.

If two or more stockholders residing in the same household individually receive copies of the annual report, proxy statement and notice of annual or special meeting and as a household wish to receive only one copy, you may contact our transfer agent at the address and telephone number listed in the preceding paragraph in the case of registered holders, or your bank, broker or other nominee directly if such bank, broker or other nominee holds your shares, and request that householding commence as soon as practicable.

Electronic Delivery. In addition to householding, we can also reduce our expenses if you elect to receive annual reports and proxy materials via the Internet. If you request, you can receive email notifications when these documents are available electronically on the Internet. If you have an account maintained in your name at Computershare Investor Services, you may sign up for this service at www.computershare.com/bac.

Questions. If you hold your shares directly, please call Computershare Trust Company at 1.800.642.9855. If your shares are held in street name, please contact the telephone number provided on your voting instruction form or contact your broker directly.

Rules of Conduct for the Annual Meeting

We anticipate significant stockholder attendance at the Annual Meeting. If you plan to attend, please bring the admission ticket attached to your proxy card and photo identification. If your shares are held in the name of a broker or other nominee, please bring with you a letter (and a legal proxy if you wish to vote your shares) from the broker or nominee confirming your ownership as of the record date, which is March 4, 2009. Failure to bring such a letter may delay your ability to attend or prevent you from attending the meeting.

A number of stockholders have expressed an interest in speaking at the meeting. The Board appreciates the opportunity to hear the views of stockholders. In fairness to all stockholders and participants at the meeting, and in the interest of an orderly and constructive meeting, rules of conduct will be enforced. Copies of these rules will be available at the meeting. Only stockholders or their valid proxy holders may address the meeting. Depending on the number of stockholders who wish to speak, we cannot assure that every stockholder who wishes to speak will be able to do so for as long as they might want to hold the floor.

Only proposals that meet the requirements of Rule 14a-8 of the Securities Exchange Act of 1934 or our Bylaws will be eligible for consideration at the meeting. This year the only proposals that meet the criteria are those set forth in this proxy statement. Therefore, proposals raised at the meeting that are not identified in this proxy statement will not be considered during the Annual Meeting.

Stockholders may submit proposals and other matters for consideration at the 2010 Annual Meeting as described in “Proposals for the 2010 Annual Meeting of Stockholders” on page 58.

CORPORATE GOVERNANCE

Commitment to Corporate Governance Best Practices

Bank of America’s business and affairs are managed by or under the direction of the Board. In its oversight of Bank of America, the Board sets the tone for the highest ethical standards and performance of our management, associates and the Corporation as a whole. The Board strongly believes that good corporate governance practices are important for successful business performance. Our corporate governance practices are designed to align the interests of the Board and management with those of our stockholders and to promote honesty and integrity throughout Bank of America. Over the past several years, we have enhanced our corporate governance practices in many important ways, and we continually seek out best practices to promote a high level of performance from the Board and management. The Board has adopted Corporate Governance Guidelines that embody long-standing practices of Bank of America as well as current corporate governance best practices. Highlights of our corporate governance practices are described below.

Additional Corporate Governance Information, Committee Charters and Code of Ethics

More corporate governance information about us can be found on our website at http://investor.bankofamerica.com under the heading Corporate Governance. Information available at this website includes our: (i) Certificate of Incorporation; (ii) Bylaws; (iii) Corporate Governance Guidelines (including the Related Person Transactions Policy); (iv) Code of Ethics; (v) charters of each of the committees of the Board; and (vi) Director Independence Categorical Standards. This information is also available in print free of charge upon written request addressed to: Bank of America Corporation, Attention: Shareholder Relations, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

The Board of Directors

The basic responsibility of the Board is to oversee the businesses and affairs of Bank of America. Key responsibilities of the Board and its committees include:

•	monitoring the performance of the Chief Executive Officer;

•	appropriately compensating the Chief Executive Officer and other executives;

•	creating a succession plan for the position of Chief Executive Officer and reviewing succession plans for other executive officers and senior management;

•	approving our annual and strategic business plans; and

•	establishing a high ethical tone for Bank of America.

Board Evaluation and Education

Each year, the Board and the Audit, Compensation and Benefits and Corporate Governance Committees evaluate their effectiveness. The Board views self-evaluation as an ongoing process designed to achieve high levels of Board and committee performance.

All new directors participate in our orientation program in their first year as a director. This orientation includes presentations by senior management to familiarize new directors with our management, lines of business, strategic plans, significant financial, accounting and risk management matters, compliance programs, conflict policies, Code of Ethics and other policies. Directors receive ongoing continuing education through educational sessions at meetings and periodic mailings between meetings. In addition, all but two of the non-management directors participated in a half-day session on risk management matters in 2008. The session was led by our Chief Risk Officer and Chief Financial Officer. Our Executive Officers, Chief Accounting Officer, General Auditor, certain line of business managers and senior risk and finance officers covered key risks by line of business, market risks, accounting matters and new product and new business governance. Our General Counsel was also in attendance at the session. The Board also encourages directors to participate in continuing education programs and reimburses directors for the expenses of such participation.

Director Independence

The Board is composed at all times of at least a majority of directors who are independent. As described below, the Board has determined that 16 of the Board’s 18 director nominees, or approximately 89%, are independent directors. The Board has adopted categorical standards to assist it in making the annual affirmative determination of each director’s independence status. These Director Independence Categorical Standards (“Categorical Standards”) are attached as Appendix A and posted on our website. A director will be considered “independent” if he or she meets the requirements of the Categorical Standards and the criteria for independence set forth from time to time in the listing standards of the New York Stock Exchange (“NYSE”).

The Board has evaluated the relationships between each current director (and his or her immediate family members and related interests) and Bank of America and its subsidiaries. The Board has affirmatively determined, upon the recommendation of the Corporate Governance Committee, that each of the following directors is independent under the Categorical Standards and the NYSE listing standards: William Barnet, III; Frank P. Bramble, Sr.; Virgis W. Colbert; John T. Collins; Gary L. Countryman; Tommy R. Franks; Monica C. Lozano; Walter E. Massey; Thomas J. May; Patricia E. Mitchell; Joseph W. Prueher; Charles O. Rossotti; Thomas M. Ryan; O. Temple Sloan, Jr.; Meredith R. Spangler; Robert L. Tillman; and Jackie M. Ward.

The Board has determined that Charles K. Gifford and Kenneth D. Lewis do not meet the independence standards. Mr. Lewis is our Chief Executive Officer. Mr. Gifford was employed by Bank of America or a predecessor and receives compensation from the Corporation which exceeds the threshold set forth in the Categorical Standards.

In making its independence determinations, the Board considered that in the ordinary course of business the Corporation and its subsidiaries may provide commercial and investment banking, financial advisory and other services to some of the independent directors, or members of the directors’ families, and to business organizations and individuals associated with them. The Board also considered that in the ordinary course of business some business organizations with which an independent director is, or members of the director’s family are, associated may provide products and services to the Corporation and its subsidiaries. The Board has determined that, based on the information available to the Board, none of these relationships was material.

Board Attendance and Annual Meeting Policy

Directors are expected to attend our annual meeting of stockholders, regular and special meetings of the Board and meetings of the committees on which they serve. They are also expected to prepare for meetings in advance and to dedicate the time at each meeting as necessary to properly discharge their responsibilities. Informational materials, useful in preparing for meetings, are distributed in advance of each meeting. In 2008, there were thirteen meetings of the Board, and each of the directors attended at least 75% of the meetings of the Board and committees on which he or she served. In addition, all of the members of the Board, consistent with our policy, attended our 2008 Annual Meeting of Stockholders.

The Board also encourages directors to participate in board information sessions via telephone conference which were commenced by our management in 2008. During these sessions, which are conducted by our Chief Executive Officer, directors have access to and receive updates from, senior management on the Corporation’s financial condition and lines of business. A total of eight sessions were held in 2008 and included reviews of developing market conditions.

Independent Lead Director

Our Corporate Governance Guidelines provide that an independent Lead Director be elected annually for a one-year term. In 2006, Mr. Sloan was elected by the independent directors to serve as independent Lead Director, and has since been re-elected to serve for additional one-year terms through April 2009.

The independent Lead Director’s duties, which the Board updated in 2008, include:

•	chairing meetings of the non-management and independent directors;

•	presiding at meetings of the Board in the absence or at the request of the Chairman of the Board;

•	acting as a liaison between the independent directors and the Chairman of the Board;

•	approving meeting agendas;

•	ensuring that appropriate information is sent to the Board;

•	providing an important communication link between the other independent directors and our stockholders; and

•	calling additional meetings of the independent directors as appropriate.

As independent Lead Director, Mr. Sloan regularly communicates with our Chief Executive Officer on a variety of issues including business strategy and succession planning.

The Board periodically considers its structure and the role and responsibilities of the independent Lead Director to reflect its commitment to corporate governance best practices.

Executive Sessions of the Board

Our non-management directors meet in executive session at each regular Board meeting. Our independent Lead Director chairs these executive sessions. In addition, if at any time the group of non-management directors includes directors who are not independent under the NYSE listing standards and our Categorical Standards, the independent directors will meet separately in executive session at least once a year.

Board Committee Membership and Meetings

During 2008, the Board had five standing committees: Asset Quality; Audit; Compensation and Benefits; Corporate Governance; and Executive. All of the members of the committees are nominated by the Corporate Governance Committee and appointed by the Board.

The table below provides membership information for each of the Board’s committees.

2008/2009 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
Virgis W. Colbert	X†
John T. Collins		X
Gary L. Countryman			X†	X†	X
Tommy R. Franks		X
Charles K. Gifford	X†				X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell			X	X
Joseph W. Prueher		X†
Charles O. Rossotti			X†	X†
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X*	X	X*
Meredith R. Spangler			X	X
Robert L. Tillman	X				X†
Jackie M. Ward	X*
*	Committee Chairman
**	Independent Lead Director
†	Assignment effective January 28, 2009

In addition, the Board has made, subject to election of the director nominees by the stockholders at the Annual Meeting, the following committee assignments to be effective as of the Annual Meeting:

2009/2010 Bank of America Committee Composition

Director Name	Asset Quality Committee	Audit Committee	Compensation and Benefits Committee	Corporate Governance Committee	Executive Committee
William Barnet, III		X
Frank P. Bramble, Sr.	X
Virgis W. Colbert	X
John T. Collins		X
Gary L. Countryman			X	X	X
Tommy R. Franks		X
Charles K. Gifford	X				X
Kenneth D. Lewis					X
Monica C. Lozano	X
Walter E. Massey		X
Thomas J. May		X*
Patricia E. Mitchell			X	X
Joseph W. Prueher		X
Charles O. Rossotti			X	X
Thomas M. Ryan			X	X*
O. Temple Sloan, Jr.**			X*	X	X*
Robert L. Tillman	X				X
Jackie M. Ward	X*
*	Committee Chairman
**	Independent Lead Director

While each committee has its own charter and designated responsibilities, the committees act on behalf of the entire Board and regularly report on their activities to the entire Board. The committee charters are posted on our website and key information about each committee is described below.

Asset Quality Committee. The Asset Quality Committee currently consists of six directors. During 2008, the Committee held six meetings. Duties of the Asset Quality Committee include:

•	reviewing asset quality trends and performance;

•	monitoring management’s adherence to prudent and sound credit policies and practices;

•	reviewing credit concentrations, credit risk inherent in selected products and businesses, country risk and loan loss reserves;

•	reviewing adequacy of the allowance for loan and lease losses and related written policies and procedures;

•	reviewing market risk reports; and

•	approving credit risk policies and management disciplines as required by the Basel II accord or other regulatory requirements.

Audit Committee. The Audit Committee currently consists of six directors, all of whom are independent under the NYSE listing standards, the Categorical Standards and Securities and Exchange Commission (“SEC”) rules and regulations applicable to audit committees. The Board has determined that all six directors are financially literate in accordance with the NYSE listing standards and Mr. Barnet and Mr. May also qualify as audit committee financial experts under SEC rules. During 2008, the Audit Committee held ten meetings. Duties of the Audit Committee include the following:

•	reviewing annually the scope of the proposed internal audit, external audit and credit review activities, as well as the actual coverage of those activities;

•	discussing the contents of our annual and quarterly consolidated financial statements with management, the independent registered public accounting firm and the general auditor;

•	appointing or terminating, determining the compensation of and evaluating the qualifications, performance and independence of the independent registered public accounting firm;

•	pre-approving the scope of services provided by and fees paid to the independent registered public accounting firm for audit, audit-related and permitted non-audit services;

•	overseeing the corporate audit function;

•

reviewing the scope and content of examinations of the Corporation by banking and other regulatory agencies and reporting their conclusions to the Board, including comments as to the suitability of necessary corrective action taken, and to the response made to the regulators; and

•	reviewing with management and the Corporation’s General Counsel the nature and status of significant legal matters.

Compensation and Benefits Committee. The Compensation and Benefits Committee currently consists of six directors, including our independent Lead Director, all of whom are independent under the NYSE listing standards and our Categorical Standards. During 2008, the Compensation and Benefits Committee held five meetings. Duties of the Committee include:

•	overseeing the establishment, maintenance and administration of our compensation and benefits programs;

•	reviewing our performance and approving the compensation of our executive officers, and subject to further approval by the Board, our Chief Executive Officer’s compensation; and

•	making recommendations to the Board on director compensation.

The Committee may create subcommittees with authority to act on the Committee’s behalf. The Committee has delegated to the Stock Plan Award Subcommittee (which consists of the chairman of the Committee) the Committee’s authority to make awards and determine the terms and conditions of stock options, stock appreciation rights and restricted stock awards (both shares and units) under the Bank of America Corporation 2003 Key Associate Stock Plan (the “Key Associate Stock Plan”) that was most recently approved by stockholders in December 2008. However, this delegation of authority does not extend to awards to our executive officers.

The Committee may delegate to management certain of its duties and responsibilities, including with respect to the adoption, amendment, modification or termination of benefit plans and with respect to the awards of stock options under certain stock plans. Significant delegations made by the Committee include the following:

•	The Management Compensation Committee has the authority to direct the compensation for all of our associates and officers except for those persons serving as our executive officers;

•	The Corporate Benefits Committee has responsibility for substantially all of our employee benefit plans; and

•

The Chief Administrative Officer has the authority to make awards of stock options and stock appreciation rights under the Key Associate Stock Plan to other associates who are not executive officers, provided the awards are on terms and conditions that have been pre-approved by the Committee or the Stock Plan Award Subcommittee.

The Committee actively engages in its duties and follows procedures intended to ensure excellence in the governance of our pay-for-performance philosophy:

•

The Committee regularly meets throughout the year. Customarily at each meeting it reviews: (i) company performance; (ii) executive compensation strategy, approach and trends; (iii) equity usage and effect on dilution; and (iv) other topics as appropriate;

•

Throughout the year, the Committee reviews each executive officer’s total compensation package, including base salary, cash and stock incentive awards, accumulated realized and unrealized stock option and restricted stock gains, qualified and nonqualified retirement and deferred compensation benefit accruals and the incremental cost of all perquisites. The Committee uses, and makes available to the full Board, an executive compensation statement, or “tally sheet,” for each executive officer for this purpose;

•

The Committee members receive materials for meetings in advance and participate in individual premeetings with management to review the materials. The Committee members also receive any resolutions and advance copies of the actual plan documents or agreements under consideration with appropriate summaries;

•

The Committee retains a compensation consultant, which it meets with regularly without the presence of management. In addition, the chairman of the Committee regularly meets alone with the compensation consultant;

•	The Committee regularly meets in executive session without the presence of management or the compensation consultant; and

•	The Committee reports on its meetings to the full Board. After a performance review, the Board approves the total annual compensation awards for our Chief Executive Officer.

The form and amount of compensation paid to our non-employee directors is reviewed from time to time by the Committee. Any changes to director compensation are recommended by the Committee to the Board for approval.

Our executive officers are generally not engaged directly with the Committee in setting the amount or form of executive officer or director compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business. As discussed in the Compensation and Discussion Analysis beginning on page 21, in light of the extraordinary economic environment that evolved in 2008, year-end compensation decisions for all of our executive officers were made by the full Board, excluding Mr. Lewis, and were based, in part, on the recommendation of Mr. Lewis.

The Committee uses the services of a compensation consultant to assist it in performing its duties. The Committee has the sole authority and responsibility under its charter to approve the engagement of any compensation consultant. The consultant must have no relationship with us that would interfere with its ability to provide independent advice. The Committee reviews any relationships between management and the consultant, as well as the amount of work performed for us by the consultant in areas other than executive officer and director compensation. If the compensation consultant provides services to us other than in connection with the evaluation of director, chief executive officer or executive officer compensation and benefits, the Committee will approve the annual amount of aggregate fees permitted for such other services.

The Committee retained Frederic W. Cook & Company (“Cook”) for matters relating to 2008 executive and director compensation. Cook’s business is limited to providing independent executive and director compensation consulting services to its clients. It does not provide any other management or human resources-related services. The Committee asked Cook to provide it with external market and performance comparisons and to advise it with respect to executive officer and Chief Executive Officer compensation. Towers Perrin, the Committee’s compensation consultant for 2007 executive compensation decisioning, provided the Committee with some preliminary analysis of 2008 executive compensation levels early in the year. Due to the extraordinary economic environment that evolved in 2008, that early analysis ultimately was not a factor in our 2008 compensation decisions.

Corporate Governance Committee. The Corporate Governance Committee currently consists of six directors, including our independent Lead Director, all of whom are independent under the NYSE listing standards and the Categorical Standards. During 2008, the Corporate Governance Committee held four meetings. Duties of the Corporate Governance Committee include:

•	identifying individuals qualified to become Board members, and recommending to the Board, consistent with criteria approved by the Board, director nominees;

•	recommending our Corporate Governance Guidelines, Code of Ethics, Insider Trading Policy and other corporate governance policies to the Board;

•	leading the Board and its committees in their annual self-evaluation and the annual review of the Board’s performance;

•	recommending committee appointments to the Board;

•	recommending a successor in the event of a vacancy in the offices of the Chief Executive Officer and Chairman of the Board, together with the Executive Committee;

•	overseeing the director education program; and

•	recommending changes to our charter documents.

Executive Committee. The Executive Committee currently consists of five directors, including our independent Lead Director. During 2008, the Executive Committee held six meetings although it has only one regularly scheduled meeting per year. The Executive Committee has the power to act on behalf of the Board between regular Board meetings. The Executive Committee reports its actions to the full Board at the next regular meeting.

Identifying and Evaluating Nominees for Director

The Corporate Governance Committee is responsible for evaluating candidates and recommending proposed director nominees to the Board. The Corporate Governance Committee will consider candidates proposed or suggested by Board members, management, third party search firms retained by the Corporate Governance Committee and stockholders. The Corporate Governance Committee follows the same process and uses the same criteria for evaluating candidates whether proposed by Board members, management, third party search firms or stockholders.

Our Corporate Governance Guidelines set forth the standards for evaluating candidates as director nominees. The Corporate Governance Committee and the Board consider the overall experience and expertise represented by the Board as well as the qualification of each candidate. Specifically, the standards for evaluating candidates are as follows:

•	at least a majority of the Board must be composed of independent directors;

•	candidates shall be capable of working in a collegial manner with persons of diverse educational, business and cultural backgrounds;

•	candidates shall be individuals of the highest character and integrity who possess significant experience or skills that will benefit Bank of America;

•	candidates shall be free of conflicts of interest that would interfere with their ability to discharge their duties or violate any applicable laws or regulations; and

•

candidates shall be capable of devoting the necessary time to discharge their duties, taking into account memberships on other boards and other responsibilities, and shall have a desire to represent the interests of all stockholders.

In addition, a director who has reached the age of 72 will not be nominated for election to the Board. A director who changes his or her principal occupation shall offer to resign, and the Corporate Governance Committee, along with the Chairman of the Board, will determine whether to accept such resignation. Management directors will resign from the Board when they leave their executive officer positions.

Any stockholder recommending a candidate to be considered by the Corporate Governance Committee for nomination at an annual meeting of stockholders must submit the proposal in writing by no later than October 15th of the preceding year. The proposal must include the following:

•	the name and address of the stockholder;

•	a representation that the stockholder is a holder of Bank of America’s voting stock (including the number and class of shares held);

•

a description of all arrangements or understandings among the stockholder and the candidate and any other person or persons (naming such person or persons) pursuant to which the recommendation is made by the stockholder;

•

a statement signed by the candidate recommended by the stockholder acknowledging that the candidate will serve if elected by the stockholders and will comply with our Bylaws, Code of Ethics, Corporate Governance Guidelines and any other applicable rule, regulation, policy or standard of conduct applicable to the Board and its members; and

•	a description of the candidate’s background and experience and the reasons why he or she meets the standards for director nominees set forth in our Corporate Governance Guidelines.

Our Corporate Governance Guidelines provide that the Board shall nominate for election or re-election as directors only candidates who agree to tender, following the annual meeting at which they are elected or re-elected as directors, irrevocable resignations that will be effective upon: (i) the failure to receive the required vote at the next annual meeting at which they are nominated for re-election; and (ii) Board acceptance of such resignation. In addition, the Board shall fill director vacancies and new directorships only with candidates who agree to tender, promptly following their appointment to the Board, the same form of irrevocable resignation tendered by other directors in accordance with our Corporate Governance Guidelines.

Communications with the Board of Directors

The Board has established a process for stockholders and other interested parties to communicate with the Board, any director (including the independent Lead Director), non-management members of the Board as a group or any Board committee. Parties may send a letter to Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255. For further information, refer to “Contact the Board” on our website.

Code of Ethics

The Board has adopted a Code of Ethics that applies to all of our directors, officers and associates, including our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer. The Code of Ethics embodies our commitment to the highest standards of ethical and professional conduct. All directors, officers and associates are required to annually certify that they have read and complied with the Code of Ethics. The Code of Ethics consists of basic standards of business practice as well as professional and personal conduct. We intend to post any amendments to the Code of Ethics, or waivers thereof (to the extent applicable to the Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer), on our website.

Charitable Giving and Political Contributions

The Board annually reviews a report on our charitable giving and political contribution programs. Information regarding our policy on political contributions and activities can be found in our “Corporate Political Contributions Policy Statement” on our website.

Director Compensation

Mr. Lewis is our sole employee director and he does not receive any compensation for his services as a director. We provide the following elements of annual compensation for our non-employee directors:

•	cash award of $80,000;

•	restricted stock award of $160,000;

•	retainer of $30,000 for the independent Lead Director;

•	retainer of $30,000 for the chairman of the Audit Committee; and

•	retainer of $20,000 for the chairman of each of the Asset Quality, Compensation and Benefits and Corporate Governance Committees.

Non-employee directors who begin their Board service mid-year receive a pro-rata portion of the annual compensation.

The annual restricted stock award is provided under the Bank of America Corporation Directors’ Stock Plan (the “Directors’ Stock Plan”) and is subject to a one-year vesting requirement. The number of shares awarded equals the dollar value of the award divided by the closing price of our Common Stock on the grant date, rounded down to the next whole share, with cash payable for any fractional share.

Non-employee directors can elect to defer any or all of their compensation through the Bank of America Corporation Director Deferral Plan (the “Director Deferral Plan”). If a director elects to defer their annual restricted stock award, we credit a “stock account” with a number of whole and fractional “stock units” of equal value, with each stock unit having the same value as our Common Stock. These stock units are subject to the same one-year vesting requirement that applies under the Directors’ Stock Plan. Directors can choose to defer their annual cash award, as well as any independent Lead Director or committee chairman retainers, into the stock account or a “cash account.” We credit the stock account with dividend equivalents in the form of additional stock units and credit the cash account with interest at a long-term bond rate. Following retirement from the Board, a non-employee director receives the balances of his or her stock account (to the extent vested) and cash account in a single lump sum cash payment or in 5 or 10 annual cash installments per the director’s prior election. Because stock units are not actual shares of our Common Stock, they do not have any voting rights.

The following table presents the compensation we paid, accrued or expensed with respect to our non-employee directors for their services in 2008:

		Stock Awards
Director	Fees Earned or Paid in Cash ($) (1)	2008 Stock Awards ($) (2)	Other Stock-Based Accounting Adjustments ($) (3)	Total Stock Awards ($) (4)	All Other Compensation ($)	Total ($)
William Barnet, III	80,000	160,000	0	160,000	0	240,000
Frank P. Bramble, Sr.	80,000	160,000	(112,624)	47,376	0	127,376
John T. Collins	80,000	160,000	(98,882)	61,118	0	141,118
Gary L. Countryman	0	240,000	(112,624)	127,376	0	127,376
Tommy R. Franks	80,000	160,000	(112,624)	47,376	0	127,376
Charles K. Gifford (5)	0	240,000	(112,624)	127,376	1,504,020	1,631,396
W. Steven Jones (retired)	0	0	(13,742)	(13,742)	0	(13,742)
Monica C. Lozano	80,000	160,000	(112,624)	47,376	0	127,376
Walter E. Massey	80,000	160,000	(112,624)	47,376	0	127,376
Thomas J. May	0	270,000	(112,624)	157,376	0	157,376
Patricia E. Mitchell	80,000	160,000	(112,624)	47,376	0	127,376
Thomas M. Ryan	0	260,000	(112,624)	147,376	0	147,376
O. Temple Sloan, Jr.	130,000	160,000	0	160,000	0	290,000
Meredith R. Spangler	0	240,000	(112,624)	127,376	0	127,376
Robert L. Tillman	80,000	160,000	(112,624)	47,376	0	127,376
Jackie M. Ward	0	260,000	(112,624)	147,376	0	147,376

(1)	The amounts in this column represent the following two items:

•	amounts paid in cash during 2008 comprised of: (i) the annual cash award paid in 2008; and (ii) independent Lead Director and committee chairman retainers paid in 2008; and

•	cash amounts otherwise payable in 2008 described above that were deferred into the director’s cash account under the Director Deferral Plan.

This column does not include any such cash awards that were deferred under the Director Deferral Plan into a director’s stock account. Those amounts are instead reflected in the “2008 Stock Awards” column.

(2)	The amounts in this column represent the following two items:

•	the grant date fair value of the restricted stock award granted on April 23, 2008, in the amount of $160,000, whether or not such awards were deferred under the Director Deferral Plan; and

•

the value of stock units credited to a director’s stock account during 2008 related to a cash award otherwise payable during 2008 that the director elected to defer into the director’s stock account under the Director Deferral Plan.

(3)	Amounts in this column represent the change in fair value recognized during 2008 for unvested stock units credited under the Director Deferral Plan. Stock units credited in April 2007 were unvested until April 2008; the units credited in April 2008 were unvested through the end of 2008. These amounts generally will be positive in years in which our stock price goes up and negative in years, like last year, in which our stock price goes down. Using the same approach, the change in fair value recognized during 2008 for vested stock units credited under the Director Deferral Plan (which generally are stock units credited in years prior to 2007) was as follows: William Barnet, III – ($20,614); Frank P. Bramble, Sr. – ($160,845); John T. Collins – $4,213; Gary L. Countryman – ($311,493); Tommy R. Franks – ($160,845); Charles K. Gifford – ($155,877); W. Steven Jones – ($271,962); Monica C. Lozano – ($160,845); Walter E. Massey – ($204,083); Thomas J. May – ($376,888); Patricia E. Mitchell – ($177,896); Thomas M. Ryan – ($346,800); O. Temple Sloan, Jr. – ($4,525); Meredith R. Spangler – ($379,893); Robert L. Tillman – ($172,252); and Jackie M. Ward – ($416,013).

(4)	The amounts in this column are the sum of the amounts under “2008 Stock Awards” and “Other Stock-Based Accounting Adjustments.” As of December 31, 2008, our non-employee directors held the following number of unexercised stock options and the following whole number of unvested shares of restricted stock or unvested stock units:

Director	Unexercised Options (#)	Unvested Shares of Restricted Stock or Stock Units (#)
William Barnet, III	0	4,340
Frank P. Bramble, Sr.	0	4,340
John T. Collins	0	4,340
Gary L. Countryman	2,630	4,340
Tommy R. Franks	0	4,340
Charles K. Gifford	0	4,340
W. Steven Jones (retired)	0	0
Monica C. Lozano	0	4,340
Walter E. Massey	8,000	4,340
Thomas J. May	2,630	4,340
Patricia E. Mitchell	8,000	4,340
Thomas M. Ryan	0	4,340
O. Temple Sloan, Jr.	8,000	4,340
Meredith R. Spangler	8,000	4,340
Robert L. Tillman	0	4,340
Jackie M. Ward	8,000	4,340

(5)	Mr. Gifford entered into a Retirement Agreement with us in connection with his retirement as an associate effective January 31, 2005. The Retirement Agreement remains in effect for a five-year initial period and is renewable annually thereafter, but ends earlier in the case of Mr. Gifford’s death. Under the Retirement Agreement, Mr. Gifford provides consulting services as requested by us, including advice to the Bank of America Foundation regarding philanthropic activities in the Northeast and to the Northeast marketing executive regarding our initiatives in that market. Mr. Gifford also acknowledged that his retirement did not constitute a termination for “good reason” under his prior FleetBoston Financial Corporation (“FleetBoston”) change in control agreement (which agreement was previously disclosed in the joint proxy statement-prospectus relating to the Bank of America and FleetBoston merger and in other public filings of FleetBoston) and gave a general release of claims.

In consideration for his consulting services and other agreements, Mr. Gifford receives: (i) a $50,000 retainer for each of the first five years of the Retirement Agreement; (ii) use of company-provided aircraft for up to 120 hours per year for each of the first five years of the Retirement Agreement and up to 100 hours per year for any additional year the Retirement Agreement remains in effect thereafter; and (iii) office space (for as long as he requests) and secretarial support (for the first five years of the Retirement Agreement, renewable annually thereafter) that is both reasonable and appropriate in size and scope.

For 2008, the value of these benefits equaled the following: (i) $50,000 in consulting fees; (ii) $947,682 in aircraft usage (which is the amount paid to a third party vendor); and (iii) $225,031 in office and administrative support. In addition, we paid Mr. Gifford a tax gross-up in the amount of $281,307 related to his use of company-provided aircraft. We did this because in 2006 we began imputing income for personal use of company-provided aircraft using a third-party “charter” value, rather than the more common IRS-approved Standard Industry Fare Level (SIFL). By changing to the charter value, we made it more expensive for our executive officers to use company-provided aircraft for personal travel. However, this change also made the aircraft usage for Mr. Gifford more expensive, which was not the intent when the Retirement Agreement was originally entered into. The tax gross-up represents the difference in the taxes Mr. Gifford is required to pay using charter values versus what he would have had to pay had we continued using SIFL values.

Upon his retirement as an associate, Mr. Gifford became entitled to receive compensation as a non-employee director as more fully described above.

Stock Ownership Requirements for Directors. We have formal stock ownership requirements that apply to our non-employee directors. Under these requirements, each non-employee director is required to own and hold a minimum of 10,000 shares of our Common Stock. All full value shares beneficially owned are included in the calculation. New non-employee directors have up to five years to achieve compliance. All non-employee directors who have served on the Board for at least five years comply with our requirements. Non-employee directors cannot sell the restricted stock they receive as compensation (except as necessary to pay taxes upon vesting) until termination of their service.

ITEM 1: ELECTION OF DIRECTORS

The Board has nominated each of the following individuals for election at the Annual Meeting. Each director elected will serve until the next annual meeting of stockholders when his or her successor has been duly elected and qualified, or until the director’s earlier resignation or removal. If any nominee is unable to stand for election for any reason, the persons appointed to vote the proxies may vote at the Annual Meeting for another person proposed by the Board, or the number of directors constituting the Board may be reduced. Pursuant to the Agreement and Plan of Merger, dated as of September 15, 2008, as amended, between Bank of America and Merrill Lynch & Co., Inc. (“Merrill Lynch”), we agreed to expand the Board and appoint three additional directors from among the directors serving on the Merrill Lynch board of directors immediately prior to the closing of the acquisition. As a result, in January 2009, the Corporate Governance Committee recommended the appointment of, and the Board appointed, the following former Merrill Lynch directors to the Board: Virgis W. Colbert; Retired Admiral Joseph W. Prueher; and Charles O. Rossotti.

The Nominees

Set forth below are each nominee’s name, principal occupation and five year business history.

The Board recommends a vote “FOR” all of the nominees listed below for election as directors (Item 1 on the proxy card).

WILLIAM BARNET, III (66), Chairman, President and Chief Executive Officer, The Barnet Company, Spartanburg, South Carolina, a real estate and other investments firm. He has been in his present position since 2001 and has been President of Barnet Development Corporation, a real estate investment firm, since 1990. He has also served as Chairman of William Barnet & Son, LLC, a synthetic fiber processing company, from 2001 to 2006, and served as Chief Executive Officer from 2000 to 2001. He served as President and Chief Executive Officer of William Barnet & Son, Inc. from 1976 to 2000. He has been the Mayor of Spartanburg, South Carolina since 2002. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee. He also serves as a director of Duke Energy Corporation.

FRANK P. BRAMBLE, SR. (60), Former Executive Officer, MBNA Corporation, Wilmington, Delaware. He served as an advisor to the Executive Committee of MBNA Corporation, a financial services company, from April 2005 to December 2005 when it was acquired by the Corporation. Prior to that time, he had served as Vice Chairman of MBNA from July 2002 to April 2005. He also served as a director of Allfirst Financial, Inc. and Allfirst Bank from April 1994 to May 2002, and from December 1999 to May 2002 as Chairman of the Board. He has been a director of the Corporation since January 2006 and is a member of the Asset Quality Committee.

VIRGIS W. COLBERT (69), Senior Advisor, MillerCoors Company, Milwaukee, Wisconsin, a brewing company. He served as Miller Brewing Company’s Executive Vice President of Worldwide Operations from 1997 to 2005; Senior Vice President and Vice President of Operations from 1993 to 1997; and also held other key leadership positions at Miller Brewing Company since 1979. He is Chairman Emeritus of the Thurgood Marshall College Fund and former Chairman of the Board of Trustees of Fisk University. He has been a director of the Corporation since January 2009 and is a member of the Asset Quality Committee. He also serves as a director of Lorillard, Inc., The Manitowoc Company, Inc., Sara Lee Corporation and The Stanley Works.

JOHN T. COLLINS (62), Chief Executive Officer, The Collins Group, Inc., Boston, Massachusetts, a venture capital, private equity investments and management firm. He has been in his present position since 1995. He has been a director of the Corporation since April 2004 and is a member of the Audit Committee.

GARY L. COUNTRYMAN (69), Chairman Emeritus and Director, Liberty Mutual Group, Boston, Massachusetts, an international and property and casualty insurance company. He served as Chairman of Liberty Mutual Group from 1986 to 2000. He also served as Chief Executive Officer from 1986 to 1998. He has been a director of the Corporation since April 2004 and is a member of the Compensation and Benefits, Corporate Governance and Executive Committees. He also serves as trustee of NSTAR and a director of CBS Corporation.

TOMMY R. FRANKS (63), Retired General, United States Army, Roosevelt, Oklahoma. General Franks has operated Franks & Associates, LLC, a private consulting firm, since 2003. He served in the United States Army from 1965 to 2003. In August 2003, he retired as a four star general. He has been a director of the Corporation since January 2006 and is a member of the Audit Committee.

CHARLES K. GIFFORD (66), Former Chairman, Bank of America Corporation, Charlotte, North Carolina. He served as Chairman of the Corporation from April 2004 until January 2005. Prior to that time, he had served as Chairman and Chief Executive Officer of FleetBoston since 2002. He also served as President and Chief Executive Officer of FleetBoston from 2001 to 2002 and President and Chief Operating Officer from 1999 to 2001. He has been a director of the Corporation since April 2004 and is a member of the Asset Quality and Executive Committees. He also serves as a trustee of NSTAR and a director of CBS Corporation.

KENNETH D. LEWIS (61), Chairman, Chief Executive Officer and President, Bank of America Corporation, Charlotte, North Carolina. He has served as Chief Executive Officer since April 2001, President since July 2004 and Chairman since February 2005. He previously served as Chairman from April 2001 to April 2004 and President from January 1999 to April 2004. He also served as Chief Operating Officer from October 1999 to April 2001. He also serves as Chairman, Chief Executive Officer, President and a director of Bank of America, N.A. and as Chairman and a director of Merrill Lynch & Co., Inc. He has been a director of the Corporation since 1999 and is a member of the Executive Committee.

MONICA C. LOZANO (52), Publisher and Chief Executive Officer, La Opinion, Los Angeles, California, the largest Spanish-language newspaper in the United States. She has been in her present position since January 2004. In addition, she has served as Senior Vice President of ImpreMedia, LLC, the parent of La Opinion, since January 2004. From 2000 to 2004, Ms. Lozano served as President and Chief Operating Officer of Lozano Enterprises. She also served as a member of the Board of Regents of the University of California since December 2001 and as trustee of the University of Southern California since 1991. She has been a director of the Corporation since April 2006 and is a member of the Asset Quality Committee. She also serves as a director of The Walt Disney Company.

WALTER E. MASSEY (70), President Emeritus, Morehouse College, Atlanta, Georgia. He served as President of Morehouse College from August 1995 to June 2007. He has been a director of the Corporation since 1998 and is a member of the Audit Committee. He also serves as a director of McDonald’s Corporation.

THOMAS J. MAY (61), Chairman, President and Chief Executive Officer, NSTAR, Boston, Massachusetts, an energy utility company. He has served as President of NSTAR and its subsidiaries since 2002 and as Chairman, Chief Executive Officer and Trustee since 1999. He has been a director of the Corporation since April 2004 and is chairman of the Audit Committee.

PATRICIA E. MITCHELL (66), President and Chief Executive Officer, The Paley Center for Media, New York, New York, a non-profit organization dedicated to advancing the understanding of the media. She has served in her present position since March 2006. Prior to that time, she had served as President and Chief Executive Officer of Public Broadcasting Service, a private non-profit media enterprise, from March 2000 to March 2006. She also has served as President of CNN Productions and Time Inc. Television, a division of Time Warner, Inc. She has been a director of the Corporation since 2001 and is a member of the Compensation and Benefits and Corporate Governance Committees. She also serves as a director of SunMicro Systems Incorporated.

JOSEPH W. PRUEHER (66), Retired Admiral, United States Navy, Virginia Beach, Virginia. Admiral Prueher has served as a Consulting Professor at the Stanford University Center for International Security and Cooperation since 2001 and as a Senior Advisor at the Preventive Defense Project since 2001. He served as United States Ambassador to the People’s Republic of China from 1999 to 2001. He also served in the United States Navy from 1964 to 1999 and last served as Commander-in-Chief of the U.S. Pacific Command. He has been a director of the Corporation since January 2009 and is a member of the Audit Committee. He also serves as a director of DynCorp International, Emerson Electric Co., Fluor Corporation and New York Life Insurance Company.

CHARLES O. ROSSOTTI (68), Senior Advisor, The Carlyle Group, Washington D.C., a private global investment firm. He has served in his present position since 2003. From 1997 to 2002, he served as Commissioner of Internal Revenue of the Internal Revenue Service. In 1970, he co-founded American Management Systems, Inc., an international business and information technology consulting firm, and served at various times as President, Chief Executive Officer and Chairman of the Board until 1997. He has been a director of the Corporation since January 2009 and is a member of the Compensation and Benefits and Corporate Governance Committees. He also serves as a director of The AES Corporation.

THOMAS M. RYAN (56), Chairman, President and Chief Executive Officer, CVS/Caremark Corporation, Woonsocket, Rhode Island, an integrated provider of pharmacy and related healthcare services. He has served as President and Chief Executive Officer since May 1998 and as Chairman since April 1999. He has been a director of the Corporation since April 2004 and is chairman of the Corporate Governance Committee and a member of the Compensation and Benefits Committee. He also serves as a director of Yum! Brands, Inc.

O. TEMPLE SLOAN, JR. (70), Chairman, General Parts International, Inc., Raleigh, North Carolina, a distributor of automotive replacement parts. He has served in his present position since 1961. From 1961 to December 2008, he also served as Chief Executive Officer. He has been a director of the Corporation since 1996. He is the Corporation’s independent Lead Director and is chairman of the Compensation and Benefits and Executive Committees and a member of the Corporate Governance Committee. He also serves as Chairman of the Board of Highwoods Properties, Inc. and as a director of Lowe’s Companies, Inc.

ROBERT L. TILLMAN (65), Former Chairman and CEO Emeritus, Lowe’s Companies, Inc., Mooresville, North Carolina, a home improvement retailer. He served as Chairman and Chief Executive Officer of Lowe’s Companies, Inc. from January 1998 until January 2005. He has been a director of the Corporation since April 2005 and is a member of the Asset Quality and Executive Committees.

JACKIE M. WARD (70), Retired Chairman/CEO, Computer Generation, Inc., Atlanta, Georgia, a telecommunications software company. She served as Chairman of Computer Generation Inc., from May 2000 to December 2000 and as Chairman, President and Chief Executive Officer from October 1968 to May 2000. She has been a director of the Corporation since 1994 and is chairman of the Asset Quality Committee. She also serves as a director of Flowers Foods, Inc., Sanmina-SCI Corporation, SYSCO Corporation and Wellpoint, Inc.

STOCK OWNERSHIP

As of December 31, 2008, we had two classes of voting securities, Common Stock and Series B Preferred Stock. Effective January 1, 2009 with the Merrill Lynch acquisition, eight additional classes of voting preferred stock were added. Our classes of voting securities are the Common stock, Series B Preferred Stock, Series 1 Preferred Stock, Series 2 Preferred Stock, Series 3 Preferred Stock, Series 4 Preferred Stock, Series 5 Preferred Stock, Series 6 Preferred Stock, Series 7 Preferred Stock and Series 8 Preferred Stock. As of February 9, 2009, we did not know of any person who beneficially owned 5% or more of the Common Stock or the Series 1-8 Preferred Stock (collectively, along with the Series B Preferred Stock, the “Preferred Stock”). The following table sets forth as of February 9, 2009, information regarding the sole holder known to us to beneficially own more than 5% of the Series B Preferred Stock.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership (1)	Percent of Class
Carolyn C. Glassman & Albert Irl Dubinsky TR UA Apr 8 82 Carolyn Glassman Trust 1815 Locust Street St. Louis, MO 63103	2,018 shares	26%

(1)	All shares of Series B Preferred Stock indicated in the table are subject to the sole investment and voting power of the named individuals.

The following table sets forth information as of February 9, 2009, with respect to the beneficial ownership of Common Stock by: (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table; and (iii) all directors, nominees and executive officers as a group. As of February 9, 2009, no director, nominee or executive officer of the Corporation owned any shares of the Preferred Stock other than as disclosed below.

Name	Amount and Nature of Beneficial Ownership (1)(2)(3)(4)(5)
William Barnet, III (6)	197,130
Frank P. Bramble, Sr.	123,806
Virgis W. Colbert	21,062
John T. Collins (7)	191,859
Gary L. Countryman (8)	73,908
Barbara J. Desoer (9)	1,946,832
Tommy R. Franks	53,105
Charles K. Gifford (10)	325,745
Bruce L. Hammonds (11)	1,198,493
Kenneth D. Lewis (12)	4,697,070
Monica C. Lozano	13,126
Walter E. Massey (13)	56,539
Thomas J. May (14)	69,590
Liam E. McGee (15)	1,063,184
Patricia E. Mitchell	34,334
Joe. L. Price (16)	944,020
Joseph W. Prueher (17)	15,715
Charles O. Rossotti (18)	26,135
Thomas M. Ryan (19)	117,905
O. Temple Sloan, Jr. (20)	310,816
Meredith R. Spangler (21)	32,087,301
Robert L. Tillman	235,993
Jackie M. Ward (22)	169,455
All directors, nominees and executive officers as a group (26 persons) (23)	48,833,387

(1)	The numbers in the table represent shares of Common Stock. Each director, nominee and executive officer beneficially owned less than 1% of the shares of Common Stock outstanding.

(2)	All shares of Common Stock indicated in the table are subject to the sole voting and investment power of the directors, nominees and executive officers, except as otherwise set forth in the footnotes below.

(3)	Includes the following number of units of Common Stock equivalents credited to the following non-employee directors under the Director Deferral Plan as of February 9, 2009: Mr. Barnet, 12,124 units; Mr. Bramble, 12,126 units; Mr. Collins, 4,639 units; Mr. Countryman, 28,714 units; Mr. Franks, 12,126 units; Mr. Gifford, 12,256 units; Mrs. Lozano, 12,126 units; Dr. Massey, 44,831 units; Mr. May, 32,818 units; Ms. Mitchell, 25,024 units; Mr. Ryan, 31,087 units; Mr. Sloan, 3,419 units; Mrs. Spangler, 75,677 units; Mr. Tillman, 15,993 units; Ms. Ward, 78,666 units; and all directors as a group, 401,626 units. These units, which are held in individual accounts in each director’s name, will be paid in cash upon the director’s retirement to the extent vested based on the fair market value of the Common Stock at that time. See “Corporate Governance—Director Compensation.”

(4)	Includes restricted stock units awarded under the Key Associate Stock Plan (or its predecessor, the Bank of America Corporation Key Employee Stock Plan), as of February 9, 2009, to the following named executive officers: Ms. Desoer, 217,961 units; Mr. Hammonds, 133,193 units; Mr. Lewis, 1,168,839 units; Mr. McGee, 242,980 units; and Mr. Price, 89,949 units. As of February 9, 2009, all executive officers as a group held 2,340,012 restricted stock units. Each restricted stock unit has a value equal to the fair market value of a share of Common Stock and receives dividend equivalents but does not have any voting rights. These units will be paid in shares of Common Stock at vesting or, in certain circumstances, after termination of employment.

(5)	Includes, for each of the following directors, 8,000 shares of Common Stock which such directors could acquire within 60 days after February 9, 2009 through the exercise of stock options: Dr. Massey; Ms. Mitchell; Mr. Sloan; Mrs. Spangler; and Ms. Ward.

(6)	Includes 70,128 stock units held under the FleetBoston Directors Deferred Compensation and Stock Unit Plan (the “FleetBoston Director Stock Unit Plan”) and a total of 65,245 shares of Common Stock owned by certain family members, the Barnet Revocable Trust, the Mary G. Barnet Revocable Trust, the Barnet Company and Barnet Development Corporation.

(7)	Includes 30,500 stock units held under the FleetBoston Director Stock Unit Plan and 6,600 shares of Common Stock owned by Mr. Collin’s spouse.

(8)	Includes 12,534 stock units held under the FleetBoston Director Stock Unit Plan, 16,655 stock units held under the BankBoston Director Retirement Benefits Exchange Program (the “BKB Exchange Program”), 483 stock units held under the BankBoston Director Stock Award Plan (the “BKB Director Stock Award Plan”) and 2,630 shares that Mr. Countryman could acquire within 60 days after February 9, 2009 under the BankBoston Director Stock Option Plan for Non-Employee Directors (the “BKB Director Stock Option Plan”).

(9)	Includes 1,567,200 shares of Common Stock which Ms. Desoer could acquire within 60 days after February 9, 2009 through the exercise of stock options.

(10)	Includes 1,090 shares of Common Stock held as a custodian for two of Mr. Gifford’s children. At February 9, 2009, 100,000 of these shares of Common Stock had been pledged as collateral.

(11)	Includes 363,093 shares of Common Stock which Mr. Hammonds could acquire within 60 days after February 9, 2009 through the exercise of stock options.

(12)	Includes 1,325,000 shares of Common Stock which Mr. Lewis could acquire within 60 days after February 9, 2009 through the exercise of stock options and 400,000 shares of Common Stock owned by Mr. Lewis’ spouse. In addition, as of February 9, 2009, Mr. Lewis owned 86,000 Depositary shares of 8.20% Non-Cumulative Preferred Stock, Series H which represents less than 1% of such Preferred Stock.

(13)	Includes 490 shares of Common Stock over which Dr. Massey shares voting and investment power with his spouse.

(14)	Includes 21,983 stock units held under the FleetBoston Director Stock Unit Plan, 3,052 stock units held under the BKB Exchange Program, 5,362 stock units held under the BKB Director Stock Award Plan, an interest in 1,603 shares under a deferred compensation plan of Mr. May’s current employer, 2,630 shares that Mr. May could acquire within 60 days after February 9, 2009 under the BKB Director Stock Option Plan and 450 shares of Common Stock jointly held with his spouse.

(15)	Includes 741,500 shares of Common Stock which Mr. McGee could acquire within 60 days after February 9, 2009 through the exercise of stock options.

(16)	Includes 791,500 shares of Common Stock that Mr. Price could acquire within 60 days after February 9, 2009 through the exercise of stock options and 17,756 shares of Common Stock owned by his spouse.

(17)	Mr. Prueher’s beneficial ownership includes 3,908 shares acquired by exchange in the Merrill Lynch acquisition on January 1, 2009 and 745 shares of Common Stock owned by Mr. Prueher’s spouse.

(18)	Mr. Rossotti’s beneficial ownership includes 3,867 shares acquired by exchange in the Merrill Lynch acquisition on January 1, 2009, and includes 6,206 stock units payable in cash held under the Merrill Lynch Non-Employee Fee Deferral Plan.

(19)	Includes 27,579 stock units held under the FleetBoston Director Stock Unit Plan and 804 shares of Common Stock owned by Mr. Ryan’s spouse.

(20)	Includes 3,200 shares of Common Stock owned by Mr. Sloan’s spouse.

(21)	Includes 32,003,624 shares of Common Stock owned by Mrs. Spangler’s spouse, certain other family members for whom Mrs. Spangler’s spouse acts in a fiduciary capacity and C. D. Spangler Construction Company, Golden Eagle Industries, Inc., C. D. Spangler Foundation, Delcap, Inc. and Delcor, Inc., all of which are parties related to Mrs. Spangler’s spouse, and over which Mrs. Spangler shares voting and investment power. At February 9, 2009, an unspecified number of these shares of Common Stock had been pledged as collateral.

(22)	Includes 40,000 shares of Common Stock that could be acquired at any time upon conversion of 2,000 shares of Non-Cumulative Convertible Preferred Stock, Series L held by Ms. Ward, which represents less than 1% of such Preferred Stock, 3,540 shares of Common Stock that could be acquired at any time upon conversion of 177 shares of Non-Cumulative Convertible Preferred Stock, Series L held by Ms. Ward’s spouse (which together with Ms. Ward’s Series L Preferred Stock represents less than 1% of such Preferred Stock), and 1,375 shares of Common Stock held by Ms. Ward’s spouse. In addition, 1,000 Depositary shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M are held by Ms. Ward and 400 depositary shares of Fixed-to-Floating Rate Non-Cumulative Preferred Stock, Series M are held by Ms. Ward’s spouse, representing in the aggregate less than 1% of such Preferred Stock.

(23)	Includes 8,670,304 shares of Common Stock which such persons could acquire within 60 days after February 9, 2009, through the exercise of stock options. Such persons had sole voting and investment power over 16,827,823 shares of Common Stock and shared voting or investment power or both over 32,005,564 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors and some of our officers to file reports with the SEC indicating their holdings of, and transactions in, our equity securities. Based solely on a review of the copies of such reports we received, and written representations from the reporting persons, we believe that, during 2008, our reporting persons complied with all Section 16(a) filing requirements, except that, due to an administrative error on the part of the Corporation, a late Form 4 was filed on behalf of Mr. Lewis to report the purchase of 86,000 shares of 8.20% Non-Cumulative Preferred Stock, Series H, and 3,714 restricted stock units were inadvertently omitted from a Form 3 filed on behalf of Mr. Rosato.

COMPENSATION AND BENEFITS COMMITTEE REPORT

The Compensation and Benefits Committee has reviewed and discussed with management the Compensation Discussion and Analysis that immediately follows this report. Based on this review and discussion, the Compensation and Benefits Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2008.

The Corporation is participating in the Troubled Assets Relief Program (TARP) established by the United States Department of the Treasury under the Emergency Economic Stabilization Act of 2008.

As required by the TARP, the Compensation and Benefits Committee certifies that it has reviewed with our senior risk officers the TARP Senior Executive Officer incentive compensation arrangements for 2008 and has made rea-

sonable efforts to ensure that such arrangements do not encourage our TARP Senior Executive Officers to take unnecessary and excessive risks that threaten the value of our company. See “Troubled Assets Relief Program (TARP)” on page 25 for additional information concerning our TARP Senior Executive Officers.

Submitted by the Compensation and Benefits Committee of the Board:

O. Temple Sloan, Jr., Chairman*

Patricia E. Mitchell*

Thomas M. Ryan*

Meredith R. Spangler*

Gary L. Countryman**

Charles O. Rossotti**

 *Member of the Committee throughout all of 2008 and through the February 26, 2009 Committee meeting at which this Report was approved, and involved in all deliberations and actions of the Committee during and with respect to 2008.

**Member of the Committee effective January 28, 2009. Accordingly, Messrs. Countryman and Rossotti did not participate in any deliberations or actions of the Committee before that date, including Committee actions with respect to compensation decisions for 2008 and the Committee’s review of the TARP Senior Executive Officer incentive compensation arrangements for 2008.

COMPENSATION DISCUSSION AND ANALYSIS

Executive Summary

Although we were one of the few major financial institutions to be profitable for 2008, our results did not meet our expectations. Therefore, consistent with our pay-for-performance philosophy, Mr. Lewis recommended that no year-end compensation be paid to him or any other executive officer.

The Board of Directors reviewed our 2008 performance and after careful consideration of Mr. Lewis’ recommendation, ultimately concluded that no year-end cash or equity incentive compensation should be awarded to Mr. Lewis or any other executive officer for 2008, including the named executive officers whose compensation is set forth in the Summary Compensation Table on page 27.

Overview of 2008 Executive Compensation Program

We operate a large, global financial services business in a very competitive environment. There are many challenges inherent in running a business of our size and scope. To best meet these challenges, we have designed our executive compensation program to attract and retain the highest quality executive officers and directly link pay to our performance. This pay-for-performance philosophy results in a compensation program that aligns our executive officers’ interests with those of our stockholders, provides pay that varies depending on performance and can be easily understood by our stockholders.

The key compensation element for our executive officers is an opportunity to earn a year-end incentive award based on our performance. The Compensation and Benefits Committee may, in its discretion, provide this award in a mix of cash incentive, restricted stock and stock option awards. Historically, the Committee has delivered most of the year-end incentive award in a balanced mix of restricted stock and stock options because stock ownership is the simplest, most direct way to align our executive officers’ interests with those of our stockholders.

The Compensation and Benefits Committee determines these year-end incentive awards in the exercise of its informed discretion without formulas or weightings. The Committee places the greatest emphasis on company-wide financial performance, with a particular focus on operating earnings, operating earnings per share, total stockholder return and revenue as collectively the best indicators of our financial performance. The Committee gen- erally reviews growth in these measures over one-year and multi-year periods. The Committee may also consider the financial performance of individual lines of business and other factors such as quality and sustainability of earnings and successful implementation of strategic initiatives.

Our executive officers also receive base salary in order to have a level of predictable income. Base salary forms only a minor part of the total compensation opportunity. The Compensation and Benefits Committee establishes the base salary levels for our executive officers to reflect each executive officer’s scope of responsibility and accountability within the company and to be part of a competitive total compensation package.

Historically, the Compensation and Benefits Committee took into account compensation practices and financial performance at a group of leading U.S. financial services companies when deciding base salary levels and year-end compensation awards for our executive officers. Review of competitor compensation practices and financial performance is by necessity a backwards looking exercise, based on data from prior years. The extraordinary economic environment experienced in the financial services industry during 2008 caused such historic competitor data to become less relevant and was therefore not considered in making 2008 executive compensation decisions.

Prior to 2008, our practice was to establish a target total compensation package for each executive officer at the beginning of each year comprised of base salary and year-end cash incentive, restricted stock and stock option target awards. However, due to the extraordinary economic environment during 2008, the target total compensation packages established at the beginning of 2008 ultimately were not a factor in our 2008 compensation decisions.

Pay-for-Performance Features of Our Program

Our year-end compensation decisions over the last several years most clearly illustrate the direct linkage between our executive officers’ pay and our company’s performance. For 2006, our company achieved good performance results, and accordingly the total compensation awards for our executive officers approximated target levels. For 2007, we awarded compensation for our executive officers significantly below target levels based on our performance. And as discussed more fully below, our executive officers received no year-end cash or equity compensation awards for 2008 as a result of our company’s performance.

Many of our program’s unique features further demonstrate the commitment to our pay-for-performance philosophy.

Conditions of Stock Ownership

•

We encourage long-term stock ownership by our executive officers, with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three-year hold requirement on net proceeds from stock option exercises. See “Grants of Plan-Based Awards” beginning on page 31 for more details about the vesting rules, including the impact of termination of employment on vesting.

•

In addition, our Corporate Governance Guidelines include stock ownership requirements for our executive officers. Under these requirements, our Chief Executive Officer must hold at least 500,000 shares of our Common Stock and our other executive officers at least 150,000 shares. We disregard stock options (whether vested or unvested) for this purpose. New executive officers have up to five years to meet these requirements. As of December 31, 2008, all of our executive officers who have been executive officers for at least five years met these requirements.

•

Our Key Associate Stock Plan, which is the plan under which we make equity awards to our executive officers and other key associates, prohibits discounted stock options, reload stock options or stock option re-pricing.

Severance and SERPs

•	We do not have any employment, severance or change in control agreements with any of our executive officers.

•

We also have a policy prohibiting future employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders.

•	Executive officers do not earn additional retirement income under any supplemental executive retirement plans.

Option Grant Practices

•

We have an annual stock option award process that provides for a pre-established, regular grant date following written policies and procedures. If we award stock options other than as part of the annual process, those awards also have a pre-established regular grant date following our written policies.

Recoupment Policies

•

Since October 2007, we have had a recoupment policy under which the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements. In October 2008, we broadened the recoupment policy in accordance with the Troubled Assets Relief Program (TARP). See page 25 for additional information about TARP recoupment.

Our 2008 Compensation Decisions

One of the Compensation and Benefits Committee’s primary responsibilities is to review our performance and approve the compensation of our executive officers, and subject to further approval by the Board, our Chief Executive Officer’s compensation. However, in light of the extraordinary economic environment that evolved during 2008, the 2008 year-end compensation decisions for all of the executive officers were made by the full Board, excluding Mr. Lewis. Salary and all other elements of compensation actually paid for 2008 and reflected in the Summary Compensation Table on page 27 were approved by the Compensation and Benefits Committee.

Our executive officers are not engaged directly with the Committee in setting the amount or form of executive officer compensation. However, as part of the annual performance review for our executive officers other than the Chief Executive Officer, the Committee considers the Chief Executive Officer’s perspective on each executive officer’s individual performance and compensation as well as the performance of our various business segments and lines of business.

The full Board, excluding Mr. Lewis, reviewed our financial performance for 2008. The Board also considered the recommendation of Mr. Lewis that no year-end compensation be awarded to him or any other executive officer.

Even with the exceptional challenges presented by the economic environment, we were one of the few major financial institutions to be profitable for 2008. We also made progress on a number of projects during 2008 that we expect will create value for our company in future years. We acquired both Countrywide and Merrill Lynch, in addition to completing a highly successful transition at LaSalle.

Regardless of our profitability and continued progress and growth, our performance for 2008 did not meet our expectations, including a loss for the fourth quarter.

Based on these results and Mr. Lewis’ recommendation, and given the pay-for-performance directive of our executive compensation program, the Board, after careful consideration and deliberation, ultimately determined that no year-end cash incentive, restricted stock or stock option awards should be awarded to Mr. Lewis or any other executive officer for 2008 performance.

The following chart shows the results of these compensation decisions:

Compensation Decisions For Performance Year 2008

Name	Base Salary ($)	Cash Incentive ($)	Restricted Stock ($)	Stock Options (#)
Kenneth D. Lewis	1,500,000	0	0	0
Joe L. Price	800,000	0	0	0
Barbara J. Desoer	800,000	0	0	0
Bruce L. Hammonds (1)	800,000	0	0	0
Liam E. McGee	800,000	0	0	0

(1)	The Compensation and Benefits Committee established Mr. Hammonds’ total target compensation effective as of July 1, 2008 commensurate with his new role as an executive officer. Prior to becoming an executive officer, Mr. Hammonds’ base salary was $600,000.

The 2008 row in the Summary Compensation Table on page 27 shows amounts expensed in the financial statements during 2008 for restricted stock and stock option awards made for performance in 2005, 2006 and 2007. Therefore, none of the equity amounts in the Summary Compensation Table reflect compensation decisions for performance in 2008.

Our Other Compensation Practices

Other Elements of Compensation

The other elements of our executive compensation program are as follows:

Retirement Benefits

Executive officers participate in our various employee benefit plans designed to provide retirement income. Our qualified and nonqualified pension plans provide a retirement income base, and our qualified and nonqualified 401(k) plans permit additional retirement savings. To encourage retirement savings under the qualified and nonqualified 401(k) plans, we provide an employer matching contribution.

We limit eligible compensation for earning benefits under the qualified and nonqualified pension plans and for employer matching contributions under the qualified and nonqualified 401(k) plans to the first $250,000 in annual cash compensation. As a result, the Compensation and Benefits Committee’s decisions to grant annual performance-based cash incentive, restricted stock and stock option awards do not create any additional retirement benefits earned under these plans.

Our executive officers do not earn additional retirement income under any SERPs. We believe that our executive officers should be able to provide for their retirement needs from the compensation they earn based on our performance.

•

Consistent with our pay-for-performance philosophy, we froze benefits effective December 31, 2002 under the Bank of America Corporation and Designated Subsidiaries Supplemental Executive Retirement Plan (the “Bank of America SERP”) in which Mr. Lewis and Ms. Desoer participate. Accordingly, no additional benefits are earned under the Bank of America SERP for compensation or service for periods beginning after December 31, 2002.

•

Prior to his retirement on December 31, 2008, Mr. Hammonds participated in the MBNA Corporation Supplemental Executive Retirement Plan (the “MBNA SERP”), which had been in place for a number of years prior to Bank of America’s acquisition of MBNA. The MBNA SERP provided that the amount of his benefits were based on his salary level with MBNA prior to the acquisition, because that was a higher salary level than provided by Bank of America after the acquisition.

For more information about these plans, see “Pension Benefits” and “Nonqualified Deferred Compensation” on pages 36 and 38 respectively.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all other United States-based salaried associates. Consistent with our pay-for-performance philosophy, we provide very few executive fringe benefits. Because we have internal expertise on tax and financial planning matters, we make those services available at no cost to our executive officers for their personal tax and financial planning needs. We also provide our executive officers with secured parking and home security systems. Our executive officers have access to our corporate aircraft on a limited basis for personal travel pursuant to company guidelines.

Troubled Assets Relief Program (TARP)

We are participating in the Troubled Assets Relief Program (TARP) established by the United States Department of the Treasury (“Treasury Department”) under the Emergency Economic Stabilization Act of 2008.

TARP requires the Compensation and Benefits Committee to identify our senior executive officers and review their incentive compensation arrangements with our senior risk officers to ensure that the arrangements do not encourage the senior executive officers to take unnecessary and excessive risks that threaten the value of our company. Our named executive officers who were senior executive officers under TARP for 2008 were Mr. Lewis, Mr. Price, Ms. Desoer and Mr. McGee (collectively, the “TARP Senior Executive Officers”).

As required by TARP, the Compensation and Benefits Committee has certified that it has reviewed with our senior risk officers the TARP Senior Executive Officer incentive compensation arrangements for 2008 and has made reasonable efforts to ensure that such arrangements do not encourage our TARP Senior Executive Officers to take unnecessary and excessive risks that threaten the value of our company. See “Compensation and Benefits Committee Report” on page 20 for the Compensation and Benefits Committee’s certification.

Participation in TARP also requires certain limitations on executive compensation during the period that the Treasury Department holds a debt or equity interest in our company. The material features of these executive compensation limits applicable to the TARP Senior Executive Officers as of the printing of this proxy, are as follows:

•	Payment of any severance benefit is prohibited. Severance benefits for this purpose exclude amounts previously vested and payable at retirement;

•

The incentive compensation pool for the TARP Senior Executive Officers and certain other executive officers for 2009 is limited to 60% of the incentive compensation pool paid with respect to 2007 for such positions;

•

The incentive compensation pool for the TARP Senior Executive Officers and certain other executive officers for 2008 was also limited to 60% of the 2007 pool. However, the Board’s decision to award no year-end incentives to our executive officers for 2008 rendered this limitation of no practical effect for the TARP Senior Executive Officers;

•

A TARP Senior Executive Officer must reimburse the company for any incentive compensation paid that was based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria; and

•	A TARP Senior Executive Officer must also reimburse the company for any other payment in excess of the limitations described above.

On February 17, 2009, the American Recovery and Reinvestment Act of 2009, which includes additional restrictions on executive compensation applicable to companies participating in the TARP, was signed into law by President Obama. This law will provide further restrictions on the amount and type of compensation we pay to our executive officers and certain other highly compensated employees; however, the details of those restrictions will not be known until the Treasury Department proposes and finalizes regulations to effectuate the law.

Recoupment Policy

In addition to the recoupment requirements described above as a result of our participation in TARP, if our Board or an appropriate Board committee has determined that any fraud or intentional misconduct by one or more executive officers caused us, directly or indirectly, to restate our financial statements, the Board or committee will take, in its sole discretion, such action as it deems necessary to remedy the misconduct and prevent its recurrence. The Board or committee may require reimbursement of any bonus or incentive compensation awarded to such officers or cancel unvested restricted stock or outstanding stock option awards previously granted to such officers in the amount by which such compensation exceeded any lower payment that would have been made based on the restated financial results.

Timing of Equity Grants

Awards of restricted stock and stock options to executive officers and other eligible key associates are made on a regular award date each year shortly after the end of the applicable performance year. This is the same date that we pay cash incentive awards for the performance year, and is scheduled to give us sufficient time to complete all performance reviews and obtain all necessary approvals. For the past few years, the award date has been February 15, or the immediately preceding business day if February 15 is not a business day.

We occasionally make awards of restricted stock or stock options other than on the regular annual award date, usually in connection with hiring a new key associate or awards under annual performance plans that follow a different timing cycle. We make these awards on the first day of the calendar month following approval, which for newly hired associates is on or after their actual hire date.

Formal approval for awards is obtained prior to the grant dates. We do not coordinate the timing of our awards with the release of material non-public information. The exercise price for the stock options equals the closing price of our Common Stock for the grant date.

Section 162(m)

Section 162(m) of the Internal Revenue Code limits the deductibility of compensation paid to certain executive officers in excess of $1,000,000, but excludes “performance-based compensation” from this limit.

Cash incentive compensation and restricted stock awards are provided under the stockholder-approved Executive Incentive Compensation Plan (EIC Plan). Under the EIC Plan’s compensation formula, participating executive officers may receive maximum deductible incentive compensation for a year up to 0.20% of our net income for that year. Under the EIC Plan, the Compensation and Benefits Committee can determine to make all or any portion of the annual incentive award in the form of a restricted stock award under our Key Associate Stock Plan.

In addition, compensation realized by our executive officers through the exercise of stock options should be fully deductible to us as “performance-based compensation” under Section 162(m).

TARP imposes additional requirements under Code Section 162(m). For certain “covered executives” for purposes of Code Section 162(m)(5), during the period that the Treasury Department holds a debt or equity interest in our company, we cannot deduct annual compensation for the covered executives in excess of $500,000. The “performance-based exception” does not apply to this TARP-related deduction limit.

Some compensation payable to our executive officers for 2008 exceeds the applicable Section 162(m) deduction limit. All compensation decisions for our executive officers are made with full consideration of the Internal Revenue Code Section 162(m) implications.

EXECUTIVE COMPENSATION

Summary Compensation Table. The following table shows compensation paid, accrued or expensed with respect to our named executive officers during the year indicated:

Summary Compensation Table (1)

Name and Principal Position (2)	Year	Salary ($) (3)	Stock Awards ($) (4)	Option Awards ($)	Non Equity Incentive Plan Compensation ($) (3)	Change in Pension Value and Non Qualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)

Kenneth D. Lewis	2008	1,500,000	4,255,012	3,074,683	0	854,256	275,125	9,959,076
Chairman, Chief Executive	2007	1,500,000	11,065,798	4,573,585	4,250,000	3,242,446	212,211	24,844,040
Officer and President	2006	1,500,000	11,698,865	4,966,715	6,500,000	2,987,799	219,969	27,873,348
Joe L. Price (7)	2008	800,000	1,673,247	1,506,884	0	0	41,037	4,021,168
Chief Financial Officer	2007	800,000	2,732,437	1,253,902	1,555,000	51,724	93,654	6,486,717
Barbara J. Desoer	2008	800,000	2,302,726	1,527,211	0	121,090	2,664,820	7,415,847
President, Bank of	2007	800,000	4,652,694	2,174,096	2,400,000	452,811	52,912	10,532,513
America Mortgage, Home Equity and Insurance Services	2006	800,000	3,444,102	2,153,060	3,575,000	432,363	31,606	10,436,131
Bruce L. Hammonds (7)	2008	700,000	2,125,222	668,108	0	213,217	7,393,938	11,100,485
Former President, Bank of America Global Card Services
Liam E. McGee	2008	800,000	2,653,122	1,898,871	0	0	35,757	5,387,750
President, Bank of	2007	800,000	5,582,142	2,585,575	3,050,000	101,700	33,610	12,153,027
America Consumer and Small Business Banking	2006	800,000	3,656,670	2,034,274	3,875,000	122,507	45,511	10,533,962

(1)	The SEC disclosure rules require that the 2008 row in the Summary Compensation Table show amounts expensed in the financial statements during 2008 for restricted stock and stock option awards made for performance in 2005, 2006 and 2007. Therefore, none of the equity amounts in the Summary Compensation Table reflect compensation decisions for performance in 2008. For the 2008 performance year, the Board determined that no cash incentive, restricted stock or stock option awards should be paid to Mr. Lewis or any other executive officers.

The grant date fair value of restricted stock awards expensed in 2008 was based on the closing price of the Common Stock on the applicable grant date. The grant date fair value of stock option awards expensed in 2008 was determined based on the assumptions in the following chart:

	Assumptions (a)
Grant Dates	Expected Volatility (%)	Expected Dividend Yield (%)	Risk-Free Interest Rate (%)	Exercise Price ($)	Expected Term
2/1/2005	20.53	4.60	3.94	46.68	6
2/15/2006	17-27	4.50	4.59 - 4.70	44.36	6.5
2/15/2007	16-27	4.40	4.72 - 5.16	53.85	6.5
2/15/2008	26-36	5.30	2.05 - 3.85	42.70	6.6

(a)

Prior to January 1, 2006, we estimated the grant date fair value of stock options using the Black-Scholes option-pricing model. On January 1, 2006, we changed to a lattice option-pricing model for this purpose. Lattice option-pricing models incorporate ranges of assumptions for inputs and those ranges are disclosed in the table. The risk-free rate for periods within the contractual life of the stock option is based on the U.S. Treasury yield curve in effect at the time of grant. Expected volatilities are based on implied volatilities from traded stock options on our Common Stock, historical volatility of our Common Stock and other factors. We use historical data to estimate stock option exercise and employee termination within the model. The expected term of stock options granted is derived from the output of the model and represents the period of time that stock options granted are expected to be outstanding. The estimates of fair value from these models are theoretical values for stock options and changes in the assumptions used in the models could result in materially different fair value estimates. The actual value of the stock options will depend on the market value of our Common Stock when the stock options are exercised.

(2)	The listed positions are those held as of December 31, 2008. Mr. Hammonds retired effective December 31, 2008.

(3)	Includes any amounts deferred under our qualified and nonqualified 401(k) plans.

(4)	Grants of restricted stock include the right to receive cash dividends. The following lists the amounts of cash dividends received by the named executive officers during 2008 on unvested restricted stock:

Name	Dividend Equivalents on Unvested Restricted Stock ($)
Kenneth D. Lewis	1,050,986
Joe L. Price	115,089
Barbara J. Desoer	367,434
Bruce L. Hammonds	298,352
Liam E. McGee	405,095

(5)	The following table shows the change in pension value and the amount of any above-market earnings on nonqualified deferred compensation for the named executive officers:

Name	Change in Pension Value ($)	Above-Market Earnings on Nonqualified Deferred Compensation ($)
Kenneth D. Lewis	854,256	0
Joe L. Price	(148,992)	0
Barbara J. Desoer	121,090	0
Bruce L. Hammonds	213,217	0
Liam E. McGee	(266,074)	0

The “Change in Pension Value” equals the change in the actuarial present value of all pension benefits from December 31, 2007 to December 31, 2008. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See “Pension Benefits” on page 36.

Consistent with our pay-for-performance philosophy, the named executive officers are not accruing significant additional pension benefits. This is because pension benefits accrue on no more than the first $250,000 of compensation.

The amounts listed above under “Change in Pension Value” for Mr. Lewis and Ms. Desoer result primarily because they have frozen annuity benefits under a prior supplemental executive retirement plan. These frozen benefits are an annual annuity payment beginning at age 60 (or later for retirement after age 60). The amount of this annuity payment has been unchanged for each executive officer since the applicable freeze date. However, the lump sum value of the frozen annuity amount will increase each year based on the passage of time (i.e., the time-value of money) because the executive officer is one year closer to his retirement age when payment of the annuity is scheduled to commence. Under the MBNA SERP, Mr. Hammonds’ benefits are also expressed as an annuity beginning at age 60. However, the MBNA SERP does not provide for any actuarial increase in the amount of the annual annuity payments for retirement after age 60.

(6)	The following table lists all amounts included in the “All Other Compensation” column for each named executive officer:

Name	Year	Tax Preparation & Financial Planning ($)	Use of Corporate Aircraft ($)	Matching Contributions ($)	Value of Split Dollar Coverage ($)	Life Insurance Coverage ($)	Relocation Benefits ($)	Tax Gross Up ($)	Home Security and Secured Parking ($)	Other ($)	Total ($)
Kenneth D. Lewis	2008	18,401	220,267	12,500	10,166	0	0	0	13,791	0	275,125
	2007	16,740	127,643	12,500	38,995	0	0	0	16,333	0	212,211
	2006	15,972	110,899	8,500	58,872	0	0	0	25,726	0	219,969
Joe L. Price	2008	18,401	0	12,500	0	0	0	0	10,136	0	41,037
	2007	16,740	0	12,500	0	0	0	0	64,414	0	93,654
Barbara J. Desoer	2008	18,401	0	12,500	0	0	1,523,161	1,097,659	13,099	0	2,664,820
	2007	16,740	15,512	12,500	0	0	0	0	8,160	0	52,912
	2006	15,972	0	12,500	0	0	0	0	3,134	0	31,606
Bruce L. Hammonds	2008	18,401	379,874	12,500	0	107,187	0	75,976	0	6,800,000	7,393,938
Liam E. McGee	2008	18,401	0	12,500	0	0	0	0	4,856	0	35,757
	2007	16,740	0	12,500	0	0	0	0	4,370	0	33,610
	2006	15,972	11,798	12,500	0	0	0	0	5,241	0	45,511

Certain of the amounts in this table are based on the incremental cost to us in providing the benefits, explained in more detail as follows:

Benefit	Determination of Incremental Cost
Tax Preparation & Financial Planning	Determined using a method that takes into account our actual direct expenses (such as rent, compensation and benefits, and travel) paid with respect to our associates who provide tax preparation and financial planning services to our executive officers and other eligible officers.
Use of Corporate Aircraft	For corporate-owned aircraft, determined using a method that takes into account all variable costs such as landing fees, aircraft fuel expense, maintenance and plane repositioning costs. Since our aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on usage, such as crew salaries and the acquisition costs of corporate-owned or leased aircraft. For aircraft provided by a third party vendor, determined using a method that takes into account the contracted per-hour costs, fuel charges, segment fees and taxes, as well as a proportional share of the monthly management fee and insurance costs.
Home Security	Determined based upon amounts paid by us to third parties for installation, servicing and monitoring of home security and related systems.
Secured Parking	Determined based upon the monthly rental that we charge to third parties for parking in the same corporate-owned parking structure.

The table does not include any amounts for personal benefits provided to our executive officers for which we believe there is no aggregate incremental cost to us, including use of corporate-owned or leased apartments.

The value of split-dollar coverage represents the economic value of premiums that have been paid by us for certain life insurance coverage for Mr. Lewis and his spouse, which premiums will be recovered by us in the future when the insurance policy matures. We have not paid any premiums for such coverage since 2001.

Under the terms of the MBNA Supplemental Executive Insurance Plan, we pay premiums on a whole life insurance policy owned by Mr. Hammonds as well as a related tax gross-up amount each year until 2018, when the last premium payment is due. The value of life insurance coverage represents the amount of premiums we paid during 2008 on Mr. Hammonds’ whole life insurance policy. The tax gross-up amount reflects the amount we paid to Mr. Hammonds in 2008 to cover the taxes he incurred as a result of the premium payment.

The relocation benefit for Ms. Desoer represents the costs we incurred in connection with Ms. Desoer’s relocation from Charlotte, North Carolina to Calabasas, California to lead our home loan and insurance services business. Those costs were comprised of $111,199 related to relocation costs including household goods shipment and storage, duplicate housing, house-hunting expenses, and other costs, $1,411,962 related to purchase of the new residence including mortgage subsidy and closing costs, and $1,097,659 tax gross-up on applicable amounts. In December 2008, an independent relocation company purchased Ms. Desoer’s former residence on our behalf based on the average of the appraised values of the residence as determined by two independent appraisal services. When the relocation company sells the residence to a third party, we will be responsible for additional costs associated with the sale customarily paid by the seller and any loss on sale.

The amount in the “Other” column for Mr. Hammonds represents a $6,800,000 payment accrued in 2008 and paid in January 2009 in consideration for the cancellation of the retention agreement previously entered into between Mr. Hammonds and Bank of America following the merger of MBNA and Bank of America.

(7)	Mr. Price was not an executive officer of our company prior to 2007. Mr. Hammonds was not an executive officer of our company prior to 2008.

Grants of Plan-Based Awards. The following table shows additional information regarding: (i) the target level of annual cash incentive awards for our named executive officers for performance during 2008, as established by the Compensation and Benefits Committee during 2008; and (ii) restricted stock and stock option awards granted in February 2008 that were awarded for performance during 2007. No restricted stock or stock option awards were granted in February 2009 for performance during 2008. In addition, no annual cash incentive award was received by the executive officers for performance during 2008, which is reflected in the Summary Compensation Table.

Grants of Plan-Based Awards

Name	Grant Date	Stock & Option Award Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards Target ($)	All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($)	Grant Date Fair Value of Stock and Option Awards ($) (1)
Kenneth D. Lewis	n/a		6,750,000
	2/15/2008	1/23/2008		99,649			4,255,012
	2/15/2008	1/23/2008			333,333	42.70	2,973,330
Joe L. Price	n/a		3,700,000
	2/15/2008	1/23/2008		38,570			1,646,939
	2/15/2008	1/23/2008			166,667	42.70	1,486,670
Barbara J. Desoer	n/a		3,245,000
	2/15/2008	1/23/2008		53,928			2,302,726
	2/15/2008	1/23/2008			166,667	42.70	1,486,670
Bruce L. Hammonds	n/a		3,245,000
	2/15/2008	1/23/2008		44,421			1,896,777
	2/15/2008	1/23/2008		5,350			228,445
	2/15/2008	1/23/2008			74,900	42.70	668,108
Liam E. McGee	n/a		3,700,000
	2/15/2008	1/23/2008		62,134			2,653,122
	2/15/2008	1/23/2008			208,333	42.70	1,858,330

(1)	The applicable assumptions for determining the grant date fair value of restricted stock and option awards are described in footnote 1 to the Summary Compensation Table.

The Compensation and Benefits Committee delivers the aggregate amount of the annual cash incentive award and the annual restricted stock award under the terms of the stockholder-approved EIC Plan. Under this plan, our stockholders have authorized an award of up to 0.20% of our net income each year for each executive officer. This award may be delivered in any combination of cash or restricted stock as the Committee determines. This stockholder approved formula acts as a maximum amount of compensation that can be delivered to our executive officers as annual cash incentives and restricted stock awards. Under the plan, though, the Committee can determine to award any amount below the maximum. As described in the Compensation Disclosure and Analysis, the Board determined that no year-end cash incentive, restricted stock or stock option awards should be awarded to Mr. Lewis or his direct reports for performance in 2008.

The following describes the material terms of the restricted stock awards granted to our executive officers in February 2008 for their performance in 2007:

•	These awards become vested and payable on the third anniversary of the grant date, and are payable, net of applicable taxes, in shares of our Common Stock; and

•

For restricted stock awards granted for performance in 2007 and later years, cash dividends will be paid only if and when the underlying award becomes vested. For restricted stock awards granted for performance in 2006, cash dividends are payable prior to vesting at the same time and in the same amount as if the awards were issued and outstanding shares of our Common Stock.

The following chart shows the impact on vesting in case of termination of employment before the vesting date:

Restricted Stock

Reason for Termination	Impact on Vesting

Death, disability or involuntary termination without cause	Full vesting; in case of disability or involuntary termination without cause vested amounts are paid per the original schedule.

Involuntary termination for cause or voluntary termination before meeting Rule of 60 (1)	Forfeiture.

Voluntary termination after meeting Rule of 60	Award continues to vest and be paid per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

(1)	Rule of 60 is met when an associate has at least 10 years of vesting service under our pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently each of the named executive officers meets the Rule of 60.

The following describes the material terms of stock option awards granted to our executive officers in February 2008 for their performance in 2007:

•

These awards become vested and exercisable on the third anniversary of the grant date. They have a ten-year term and an exercise price equal to the closing price of our Common Stock on the grant date; and

•

When the option is exercised, the executive must hold for an additional three years the net shares received after covering the exercise price, taxes and any transaction costs. This hold period ends upon termination of employment.

The following chart shows the impact on vesting and exercise period in case of termination of employment:

Stock Options

Reason for Termination	Impact on Vesting and Exercisability

Death or disability

Full vesting.

Options remain exercisable for full option term if the executive officer meets Rule of 60, or for one year (not to exceed original expiration date) if the executive officer does not meet Rule of 60.

Involuntary termination due to workforce reduction or divestiture

Full vesting.

Options remain exercisable for one year (not to exceed original expiration date), or for full option term if the executive officer meets the Rule of 60 and, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

Involuntary termination for cause	Forfeiture of unvested options. Vested options cease to be exercisable.

Voluntary termination or involuntary termination without cause (other than workforce reduction or divestiture), having met Rule of 60

Award continues to vest per original schedule, provided the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor

Vested options remain exercisable for 90 days (not to exceed original expiration date), or for full option term if, during the original vesting period, the executive officer: (i) does not go to work for a named competitor; and (ii) certifies in writing at least annually that he or she has not gone to work for a named competitor.

Mr. Hammonds was not an executive officer in February 2008, and his equity awards received at that time for performance during 2007 instead follow the provisions generally applicable to senior management associates who are not executive officers. These provisions are similar to those applicable to our executive officers, but have a few differences including:

•

The awards vest on a pro-rata basis over three years (that is, one-third in February 2009, one-third in February 2010 and one-third in February 2011) rather than on the third anniversary of the grant date;

•	The awards have a one-year (rather than three-year) hold requirement for the net shares received upon exercise of stock options; and

•

For stock options and a portion of the restricted stock award, in case of an involuntary termination due to workforce reduction or divestiture, the next one-third increment vests (rather than full vesting), and the remaining two-thirds are treated as though there had been a voluntary termination. In the case of any other involuntary termination without cause, stock options and a portion of the restricted stock award are treated like a voluntary termination.

Equity Exercised or Vested and Year-End Equity Values. The following tables show information regarding the value of options exercised and restricted stock vested during 2008 and certain information about unexercised options and unvested restricted stock at December 31, 2008.

Options Exercised and Stock Vested

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
Kenneth D. Lewis	0	0	251,655	10,745,669
Joe L. Price	0	0	12,127	523,648
Barbara J. Desoer	0	0	59,245	2,529,762
Bruce L. Hammonds	6,629	57,341	64,669	2,761,366
Liam E. McGee	0	0	67,144	2,867,049

(1)	Value represents market value of our Common Stock at exercise less the exercise price.
(2)	Value represents the market value of our Common Stock on the vesting date.

Outstanding Equity Awards as of December 31, 2008

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date		Number of Shares/Units of Stock That Have Not Vested (#)		Market Value of Shares/Units of Stock That Have Not Vested ($) (1)
Kenneth D. Lewis	400,000			40.78	2/2/2014		263,697	(2)	3,712,854
	500,000			46.68	2/1/2015		205,493	(3)	2,893,341
		425,000	(2)	44.36	2/15/2016		99,649	(4)	1,403,058
		400,000	(3)	53.85	2/15/2017
		333,333	(4)	42.70	2/15/2018
Joe L. Price	22,000			24.22	1/3/2010		2,250	(2)	31,680
	150,000			26.64	2/1/2011		4,793	(2)	67,485
	150,000			30.68	2/1/2012		12,050	(3)	169,664
	150,000			35.02	2/3/2013		24,286	(3)	341,947
	120,000			40.78	2/2/2014		8,000	(3)	112,640
	105,000			46.68	2/1/2015		38,570	(4)	543,066
	63,000	31,500	(2)	44.36	2/15/2016
		112,000	(3)	53.85	2/15/2017
		166,667	(4)	42.70	2/15/2018
Barbara J. Desoer	360,000			26.64	2/1/2011		77,632	(2)	1,093,059
	420,000			30.68	2/1/2012		86,401	(3)	1,216,526
	200,000			35.02	2/3/2013		53,928	(4)	759,306
	200,000			40.78	2/2/2014
	200,000			46.68	2/1/2015
		180,000	(2)	44.36	2/15/2016
		200,000	(3)	53.85	2/15/2017
		166,667	(4)	42.70	2/15/2018
Bruce L. Hammonds	2,717			36.80	2/28/2011	(7)	10,280	(2)	144,742
	265,410			40.76	5/28/2012	(7)	35,636	(2)	501,755
	35,000	70,000	(5)	53.85	2/15/2017		15,070	(5)	212,186
		74,900	(6)	42.70	2/15/2018		5,000	(5)	70,400
							17,436	(5)	245,499
							15,534	(6)	218,719
							5,350	(6)	75,328
							28,887	(6)	406,729
Liam E. McGee	37,500			30.68	2/1/2012		77,632	(2)	1,093,059
	180,000			35.02	2/3/2013		103,214	(3)	1,453,253
	144,000			40.78	2/2/2014		62,134	(4)	874,847
	200,000			46.68	2/1/2015
		180,000	(2)	44.35	2/15/2016
		250,000	(3)	53.85	2/15/2017
		208,333	(4)	42.70	2/15/2018

(1)	Value represents the market value of our Common Stock on December 31, 2008.
(2)	Award is scheduled to vest February 15, 2009.
(3)	Award is scheduled to vest February 15, 2010.
(4)	Award is scheduled to vest February 15, 2011.
(5)	Half of remaining award is scheduled to vest February 15, 2009 and half February 15, 2010.
(6)	Award is scheduled to vest one-third each year on February 15, 2009, February 15, 2010 and February 15, 2011.
(7)	Due to his retirement on December 31, 2008, under the terms of his award, the options are cancelled if not exercised by December 31, 2010.

Pension Benefits. The following table provides information regarding the actuarial present value of each named executive officer’s accumulated benefits under the pension plans in which the named executive officer participates. For this purpose, in accordance with SEC rules, the present value was determined using the same assumptions applicable for valuing pension benefits for purposes of our financial statements. See Note 16 to the Notes of Consolidated Financial Statements for the 2008 fiscal year included in our Form 10-K filed on February 27, 2009.

Name	Plan Name	Number of Years Credited Service (#) (1)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
Kenneth D. Lewis	Bank of America Pension Plan	39.33	523,064	0
	Pension Restoration Plan	39.33	2,464,138	0
	Bank of America SERP (frozen)	15.00	50,263,801	0
Joe L. Price	Bank of America Pension Plan	16.00	127,485	0
	Pension Restoration Plan	16.00	221,027	0
Barbara J. Desoer	Bank of America Pension Plan	31.42	332,952	0
	Pension Restoration Plan	31.42	699,805	0
	Bank of America SERP (frozen)	15.00	8,840,281	0
Bruce L. Hammonds	Legacy MBNA Pension Plan	29.58	885,645	0
	MBNA SERP	n/a	24,542,398	0
Liam E. McGee	Bank of America Pension Plan	18.00	238,946	0
	Pension Restoration Plan	18.00	691,865	0

(1)	The named executive officers’ years of credited service under the Bank of America SERP differ from their years of credited service under the other pension plans and from their actual service with us because the Bank of America SERP is a frozen plan. The Bank of America SERP was frozen effective December 31, 2002, and the named executive officers’ years of credited service under the Bank of America SERP only reflect service through the date of the freeze. In addition, the Bank of America SERP did not take into account more than 15 years of service in its benefit formula before it was frozen, and that limit is also reflected in the table. Service is not used for the benefit formula under the MBNA SERP.

The following describes the material features of the pension plans presented in the table.

Qualified Pension Plans. We sponsor The Bank of America Pension Plan (the “Bank of America Pension Plan”), a tax-qualified cash balance pension plan which is available to nearly all of our associates (subject to certain minimum service requirements), other than associates who are covered by The Bank of America Pension Plan for Legacy MBNA (the “Legacy MBNA Pension Plan”), or certain other pension plans for legacy organizations. The named executive officers participate in the Bank of America Pension Plan, other than Mr. Hammonds, who participates in the Legacy MBNA Pension Plan.

The Bank of America Pension Plan generally expresses benefits as a hypothetical cash balance account established in each participant’s name. A participant’s account receives two forms of credits: “compensation credits” and “investment/interest credits.”

Compensation credits equal a percentage of a participant’s compensation. “Compensation” for this purpose includes both salary and bonus. Compensation for this purpose is subject to the compensation limit applicable to tax-qualified plans ($230,000 for 2008). The applicable compensation credit percentage ranges from 2% to 6% under the Bank of America Pension Plan and is based on a schedule that depends on years of service and age measured at certain points in time.

The amount of “investment/interest credits” under the Bank of America Pension Plan depend on when the related compensation credits were made. Compensation credits made before 2008 receive “investment credits” based on the performance of certain hypothetical investment measures selected by the participant from a menu of invest-

ment measures, which correspond to the investment funds available under The Bank of America 401(k) Plan. Compensation credits made after 2007 receive “interest credits” equal to the yield on a 10-year U.S. T-constant maturities.

At termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s cash balance account in an actuarially equivalent joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional forms of benefit, including a lump sum payment in the amount of the cash balance account.

The plan also includes certain protected minimum benefits, some of which relate to pension formulas from prior pension plans that have merged into the plan and some of which relate to the conversion to a cash balance form of plan. One of these protected minimum benefits guarantees that the cash balance account will not be less than the opening cash balance account at conversion plus subsequent compensation credits.

Benefits under the Legacy MBNA Pension Plan are calculated based on average annual compensation, which includes salary, but not bonuses, and may not exceed the compensation limit applicable to tax-qualified plans ($230,000 for 2008). Annual benefits at age 65, the normal retirement age under the Legacy MBNA Pension Plan, are 1.3% of final average compensation times years of credited service plus 0.5% of final average compensation above Social Security Covered Compensation times years of credited service. Final average compensation is the participant’s base pay for the five consecutive years during the participant’s last ten years of pension plan participation in which the participant’s base pay was highest. Social Security Covered Compensation is the 35-year average of amounts with respect to which Social Security taxes must be paid. Benefits payable under the Legacy MBNA Pension Plan are not subject to deductions for Social Security and other offset amounts. Participants who have attained at least age 50 with at least 15 years of service can retire and commence benefits before age 65, subject to reduction in the amount of the benefits to reflect early commencement. Retirement benefits are payable as a joint and survivor annuity (if married) or single life annuity (if not married). The participant may also choose from other optional annuity forms of benefit.

Pension Restoration Plan. The named executive officers other than Mr. Hammonds participate in the Bank of America Pension Restoration Plan (the “Pension Restoration Plan”). Mr. Hammonds does not participate in a comparable plan.

The Pension Restoration Plan is a nonqualified deferred compensation plan that provides “make up” benefits for participants in the Bank of America Pension Plan whose plan benefits are reduced due to limits applicable to tax-qualified plans or due to participation in other nonqualified deferred compensation plans. However, since 2005, no benefits are accrued on a combined basis under the Bank of America Pension Plan and the Pension Restoration Plan, on any compensation for the year in excess of $250,000.

At termination of employment after having completed at least three years of service, a participant is eligible to receive the amount then credited to the participant’s Pension Restoration Plan. As part of a design change to satisfy new federal tax laws affecting nonqualified deferred compensation plans, participants in the Pension Restoration Plan were given a one-time opportunity during 2006 to elect the form of payment as either a lump sum or annual installments over a period of up to 10 years, and were also allowed to elect the timing of payment to be either the year following termination of employment or any later year, not to exceed the year in which the participant reaches age 75. Pension Restoration Plan participants may change their payment elections in limited circumstances.

Frozen SERP. Mr. Lewis and Ms. Desoer participate in the Bank of America SERP. Consistent with our pay-for-performance philosophy, the Bank of America SERP was frozen effective December 31, 2002. As a result, no further benefits accrue under either the Bank of America SERP for either named executive officer.

Prior to being frozen, the SERP provided a target retirement benefit expressed as a percentage of final average compensation, offset by benefits from the applicable tax-qualified pension plan and pension restoration plan and offset by Social Security. The frozen SERP benefits are expressed as an annual joint and 75% survivor annuity commencing at age 60.

The frozen annuity benefit is actuarially reduced for commencement prior to age 60 or actuarially increased for commencement after age 60. Actuarially equivalent lump sum and installment payment options may also be elect-

ed. Actuarial equivalency is based on the actuarial assumptions that were in effect under the Bank of America Pension Plan for 2002, the year that SERP was frozen.

MBNA SERP. Prior to his retirement on December 31, 2008, Mr. Hammonds participated in the MBNA SERP, which had been in place for a number of years prior to our acquisition of MBNA. The MBNA SERP provides a retirement benefit payable as an annuity for Mr. Hammonds’ life following retirement equal to 80% of Mr. Hammonds’ highest average salary for any 12-month period during the 144 months preceding retirement, capped at $2,500,000. Mr. Hammonds did not accrue any additional retirement benefit under the MBNA SERP during 2008 because he had already reached the maximum retirement benefit under the plan as of the closing of our acquisition of MBNA. Benefits are reduced by pension and Social Security benefits. The MBNA SERP also provides for salary continuation in the event of death. In the case of death after retirement, Mr. Hammonds’ surviving spouse would receive 100% of his retirement benefit for 10 years following his retirement and 50% thereafter for life.

Nonqualified Deferred Compensation. The following table shows information about the participation by each named executive officer in our nonqualified deferred compensation plans:

Name	Plan Name	Executive Contributions in 2008 ($) (1)	Registrant Contributions in 2008 ($) (2)	Aggregate Earnings in 2008 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2008 ($) (3)
Kenneth D. Lewis	401(k) Restoration Plan	12,700	10,250	(42,216)	0	66,112
	Deferred Compensation Plan	0	0	119,023	0	2,102,746
	1999 Restricted Stock Grant	0	0	(14,964,000)	1,344,000	8,448,000
Joe L. Price	401(k) Restoration Plan	220,000	1,250	(653,945)	0	1,219,121
Barbara J. Desoer	401(k) Restoration Plan	5,786	1,250	(4,210,831)	0	10,591,159
Bruce L. Hammonds	401(k) Restoration Plan	4,786	0	58	0	4,843
	Retention Account	0	0	0	9,734,049	0
	MBNA Deferred Compensation Plan	0	0	(170,016)	0	514,860
Liam E. McGee	401(k) Restoration Plan	5,786	1,250	(19,909)	0	70,824

(1)	Amounts in this column represent named executive officer elective deferrals credited during 2008 under the Bank of America 401(k) Restoration Plan, comprised of the deferred portion of: (i) base salary otherwise payable in 2008; and (ii) the cash incentive award otherwise payable in February 2008 related to 2007 performance.

(2)	Amounts in this column represent matching contributions credited during 2008 under the Bank of America 401(k) Restoration Plan, which were determined based on 2007 deferrals. This is different from the amount of matching contributions reported in the Summary Compensation Table for 2008, which represents the aggregate matching contributions credited under our qualified and nonqualified 401(k) plans based on 2008 deferrals.

(3)	The following table identifies amounts that have already been reported as compensation in our Summary Compensation Table for the current or prior years:

Name	Amount of 2008 Contributions and Earnings Reported As Compensation in 2008 Summary Compensation Table	Amounts in “Aggregate Balance at December 31, 2008” Column Reported As Compensation in Summary Compensation Tables for Prior Years
Kenneth D. Lewis	12,700	22,437,150
Joe L. Price	64,500	221,250
Barbara J. Desoer	5,786	6,919,185
Bruce L. Hammonds	4,786	0
Liam E. McGee	5,786	76,693

The following describes the material features of our nonqualified deferred compensation plans in which the named executive officers participate.

401(k) Restoration Plan. The named executive officers participate in the Bank of America 401(k) Restoration Plan (the “401(k) Restoration Plan”). For 2008, the 401(k) Restoration Plan is available to our associates with annual cash compensation of $150,000 or more. The 401(k) Restoration Plan is a nonqualified retirement savings plan that provides “make up” benefits for participants in The Bank of America 401(k) Plan or The Bank of America 401(k) Plan for Legacy Companies (the “401(k) Plans”) whose contributions are adversely affected due to limits applicable to tax-qualified plans.

Under the plan, participants may defer up to 30% of base salary after reaching the 401(k) Plans’ limits and up to 90% of commissions and most cash incentives. Participants who have completed at least 12 months of service are also eligible for a matching contribution. We match 100% of the first 5% of participant deferrals. However, no matching contributions are made on a combined basis under the 401(k) Plans and the 401(k) Restoration Plan on any compensation for the year in excess of $250,000, resulting in a maximum matching contribution on a combined basis of $12,500.

Accounts under the 401(k) Restoration Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. These investment choices are the same investment choices available under the 401(k) Plans. Participants may change their investment elections at any time under the same rules that apply under the 401(k) Plans.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years, and the timing may be the year following termination of employment or any other year, before or after termination of employment, as specified by the participant, but not beyond the year the participant turns age 75. As a result, planned in-service distributions are available. A separate distribution election is made for matching contributions, but payment for these amounts cannot begin before termination of employment. Changes to payment elections are permitted in limited circumstances. Participants may also request unplanned in-service distributions in limited emergency situations.

Deferred Compensation Plan. Mr. Lewis also participates in the NationsBank Corporation and Designated Subsidiaries Deferred Compensation Plan for Key Employees (the “Deferred Compensation Plan”) which was established as of November 1, 1985. Mr. Lewis deferred compensation under the Deferred Compensation Plan during the period from 1985 through 1989, but no compensation has been deferred by him under the Deferred Compensation Plan since 1989.

Under the Deferred Compensation Plan, a participant receives his prior deferrals, along with interest, following his termination of employment. The annual rate of interest depends on the participant’s age and years of service at termination and will be approximately 13% (in the case of normal retirement or “special” early retirement), 11% (in the case of “regular” early retirement) or 8% (in the case of termination prior to “regular” early retirement). For these purposes, normal retirement means termination of employment following attainment of age 62, “special” early retirement means termination of employment following attainment of age 55 with 20 years of service; and “regular” early retirement means termination of employment following attainment of age 50 with 15 years of service. In addition, the designated beneficiary of a participant who dies while in service receives a benefit equal to the participant’s “regular” early retirement benefit (or the participant’s “special” early retirement benefit or normal retirement benefit to which the participant may have been entitled at the time of death). As a result, the designated beneficiary of a participant who dies prior to eligibility for “regular” early retirement may, in effect, receive a return on the participant’s deferrals that is greater than an 11% annual rate.

Payments under the Deferred Compensation Plan are generally made over a period of 15 years following retirement or death, but they are made in a single payment following termination of employment before eligibility for “regular” early retirement. Participants may also request unplanned in-service distributions in limited emergency situations.

Retention Account for Mr. Hammonds. We established a retention account under a retention agreement that became effective on January 1, 2006 at the closing of our acquisition of the MBNA Corporation for Mr. Hammonds. The retention account, which is fully vested, is credited with interest at the prior month’s One-Year Constant Maturity Treasury rate as determined each month by the Federal Reserve. Mr. Hammonds account was payable 50% on the first anniversary of the merger and the remainder on the second anniversary of the merger.

MBNA Corporation Executive Deferred Compensation Plan. Mr. Hammonds also participates in the MBNA Corporation Executive Deferred Compensation Plan (the “MBNA Deferred Compensation Plan”), which is a nonqualified retirement savings plan intended to provide eligible associates with the ability to defer receipt of certain types of compensation. No deferrals have been permitted under this plan since 2006. Mr. Hammonds’ year-end balance in the plan relates to certain deferrals from 1990 and certain company contributions made prior to 2005.

Accounts under the MBNA Deferred Compensation Plan are adjusted for investment gains and losses based on the performance of certain hypothetical investment choices selected by the participant. Participants may change their investment elections on a monthly basis.

When participants make their deferral elections for a year, they also elect how those deferrals will ultimately be paid. Participants may elect a lump sum or installments of up to 10 years to be paid at the time specified by the participant, which may not be sooner than the earlier of two years following the date of deferral and the participant’s termination of employment. As a result, planned in-service distributions are available. However, notwithstanding any election to the contrary, if the participant terminates employment for any reason other than death, disability or retirement, the value of the participant’s account is paid in a lump sum as soon as administratively possible following the participant’s termination of employment. Participants may also request unplanned in-service distributions in limited emergency situations. Changes to payment elections are not permitted.

For years prior to January 1, 2005, certain automatic contributions were also made to the MBNA Deferred Compensation Plan. These automatic contributions are adjusted for investment gains and losses in the same manner as deferrals described above. The automatic contributions are distributed in substantially equal annual installments over a period of 10 years beginning after the participant’s termination of employment unless the total value of such contributions, as adjusted for investment gains and losses, is $50,000 or less, in which case such automatic contributions are paid in a lump sum following termination.

1999 Restricted Stock Grant to Mr. Lewis. We granted Mr. Lewis an award of 600,000 restricted stock units on July 1, 1999 which became vested on July 1, 2004. Under the terms of this award, the units are payable commencing on or about January 31 of the year following the year Mr. Lewis terminates employment with us. The units are payable in the form of shares of our Common Stock, with one share payable for each unit. Mr. Lewis may elect at any time up to 12 months before his employment termination date to have the units paid in a single payment or annual installments over five or ten years. Until the units are paid, Mr. Lewis receives cash dividend equivalents at the same time and in the same amount as if the units were issued and outstanding shares of our Common Stock.

Post-Employment Benefits. None of our executive officers have employment, severance or change in control agreements with us. Consequently, none of our executive officers have any right to cash severance of any kind under any circumstances. In addition, under our policy regarding executive severance agreements, we will not enter into employment or severance agreements with our executive officers that provide severance benefits exceeding two times base salary and bonus, unless the agreement has been approved by our stockholders. Finally, due to our participation in the Troubled Assets Relief Program (TARP), we are prohibited from paying any severance benefits to our TARP Senior Executive Officers during the period that the Treasury Department holds a debt or equity interest in our company.

Our restricted stock and stock option awards include standard provisions that result in the vesting or forfeiture of awards upon termination of employment, depending on the reason for termination. For awards granted in 2006 or later, the awards include provisions that may permit the continued vesting of the award per the original vesting schedule if the executive does not go to work for a named competitor during the original vesting period and annually provides us with a written certification that he or she is in compliance with this requirement. This provision applies if the associate meets the “Rule of 60” at the date of termination. Rule of 60 is met when an associate has at least 10 years of vesting service under the pension plan in which he or she participates and his or her age and years of service add up to at least 60. Currently, each of the named executive officers meets the Rule of 60.

The following chart shows the value of restricted stock and stock option awards that would have become vested or forfeited, or that could have continued to vest subject to the non-compete requirement, for a termination of employment as of December 31, 2008. For this purpose, restricted stock awards were valued at our closing price as of December 31, 2008, and stock options were valued as the difference between our closing price as of that date and the applicable exercise price of the stock options. On this basis, as of December 31, 2008 all of the unvested stock options had a value of $0.

Name	Termination for Cause	Death or Disability or upon Change in Control	Termination due to Workforce Reduction/ Divestiture			Any Other Involuntary Termination Without Cause			Voluntary Termination
	Forfeit ($)	Immediate Vesting ($)	Immediate Vesting (1) ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)	Immediate Vesting (1) ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)	Immediate Vesting ($)	Continued Vesting, Subject to Non Compete ($)	Forfeit ($)
Kenneth D. Lewis	8,009,253	8,009,253	8,009,253	0	0	8,009,253	0	0	0	8,009,253	0
Joe L. Price	1,266,482	1,266,482	1,266,482	0	0	1,122,162	144,320	0	0	1,266,482	0
Barbara J. Desoer	3,068,891	3,068,891	3,068,891	0	0	3,068,891	0	0	0	3,068,891	0
Liam E. McGee	3,421,158	3,421,158	3,421,158	0	0	3,421,158	0	0	0	3,421,158	0

(1)	Under TARP, during the period that the Treasury Department holds a debt or equity interest in our company, in case of any involuntary termination without cause the equity awards will follow the treatment applicable for a voluntary termination. This would result in a continued vesting of the equity awards per the original vesting schedule subject to compliance with a non-compete.

In connection with Mr. Hammonds’ retirement on December 31, 2008, his equity awards received the following treatment in accordance with the terms of those awards as originally granted:

•	all of his 133,193 unvested shares of restricted stock, with a total value of $1,875,357 as of December 31, 2008, will continue to vest per original vesting schedule; and

•	all of his 144,900 unvested stock options, with a total value of $0 as of December 31, 2008, will continue to vest per original schedule.

The restricted stock and stock options will become vested as long as Mr. Hammonds does not go to work for a named competitor during the original vesting period and certifies in writing at least annually that he has not gone to work for a named competitor.

Following termination of employment, our executive officers receive payment of retirement benefits and nonqualified deferred compensation benefits under our various plans in which they participate. The value of those benefits as of December 31, 2008 is set forth in the sections above entitled “Pension Benefits” and “Nonqualified Deferred Compensation.” There are no special or enhanced benefits under those plans for our executive officers, and all of our executive officers are fully vested in those benefits.

Mr. Lewis also has death benefit coverage under a split-dollar life insurance policy. No premiums have been paid under this policy since 2001. Death benefits are payable upon the death of both Mr. Lewis and his wife. At that time, we will recover the total premiums we paid for the policy, and the remaining death benefit will be payable to Mr. Lewis’ designated beneficiary. This policy continues in effect after his termination of employment. As of December 31, 2008, the amount of the death benefit payable to Mr. Lewis’ beneficiary was $10,317,728.

Any associate who is a former NationsBank associate and who was hired before January 1, 2000, is eligible for an annual supplement to help cover the cost of retiree medical benefits if he or she meets the “Rule of 75” at termination. The amount of this supplement equals $30 per year of service. An associate meets the Rule of 75 if he or she retires after age 50, with at least 15 years of vesting service under our pension plan, and with a combined age and years of service of 75 or more. As of the end of the last fiscal year, the only named executive officer eligible for this benefit is Mr. Lewis. The amount of the annual retiree medical benefit supplement based on his years of service through December 31, 2008 is $1,170. This supplement continues at a 50% rate for the life of the surviving spouse.

Also, eligible associates hired before January 1, 2006 who meet the Rule of 75 when they terminate receive $5,000 of retiree life insurance coverage. As of the end of the last fiscal year, Mr. Lewis and Ms. Desoer would each have qualified for this benefit.

Any associate who is a former MBNA associate and who was at least age 40 with 5 years of service on January 1, 1999 is eligible for access to continued subsidized medical coverage at active associate rates if he or she meets the “Rule of 65” at termination. An associate meets the Rule of 65 if he or she retires after age 50 with at least 15 years of service under the Legacy MBNA Pension Plan. As of the end of the last fiscal year, the only executive officer eligible for this benefit is Mr. Hammonds. The benefit continues until Mr. Hammonds and his spouse reach age 65.

We make financial planning and tax preparation services available to our executive officers during their employment with us. This benefit continues through the end of the year in which they cease employment, including preparation of that year’s tax return. However, in the case of a termination for cause, the benefit stops immediately.

COMPENSATION AND BENEFITS COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Mrs. Mitchell, Mr. Ryan, Mr. Sloan and Mrs. Spangler served during 2008 and currently serve on the Compensation and Benefits Committee. Mr. Countryman and Mr. Rossotti also currently serve on the Compensation and Benefits Committee, since their appointment on January 28, 2009. None of these individuals is or has been an officer or associate of the Corporation.

CERTAIN TRANSACTIONS

A number of our directors and executive officers and certain business organizations and individuals associated with them have been customers of our banking subsidiaries. All extensions of credit to these persons have been made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time in comparable transactions with persons not related to the Corporation and did not involve more than the normal risk of collectibility or present other unfavorable features.

We have adopted written policies to implement the requirements of Regulation O of the Federal Reserve Board, which restricts the extension of credit to directors and executive officers and their family members and other related interests. Under these policies, extensions of credit that exceed regulatory thresholds must be approved by the board of the appropriate subsidiary bank.

In addition, the Board has adopted a written Related Person Transactions Policy that is part of our Corporate Governance Guidelines. The Related Person Transactions Policy requires the Corporate Governance Committee to review and approve or ratify any transaction or series of transactions where the aggregate amount involved will or may be expected to exceed $120,000 in any fiscal year in which the Corporation is a participant and in which a “related person” has or will have a direct or indirect material interest.

A related person means any director, nominee for election as a director or executive officer of the Corporation; any person owning 5% or more of any series of the Corporation’s voting securities; or any immediate family member of any such director, nominee or executive officer or 5% stockholder. Immediate family member means any child, stepchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, sister-in-law, or any person (other than a tenant or employee) sharing a household with any such director, nominee, executive officer or 5% stockholder.

No member of the Corporate Governance Committee who is a related person with respect to a transaction under review may participate in any deliberation or vote regarding the transaction. When considering a request for approval or ratification of a transaction, the Corporate Governance Committee may consider, among other things:

•	the nature of the related person’s interest in the transaction;

•	whether the transaction involves arms-length bids or market prices and terms;

•	the materiality of the transaction to each party;

•	the availability of the product or service through other sources;

•	whether our Code of Ethics could be implicated or our reputation put at risk;

•	whether the transaction would impair the judgment of a director or executive officer to act in the best interest of the Corporation;

•	the acceptability of the transaction to our regulators; and

•	in the case of a non-employee director, whether the transaction would impair his or her independence or status as an “outside” or “non-employee” director.

The Board has determined that certain types of transactions involving ordinary course financial and brokerage services and certain other ordinary course transactions do not create or involve a direct or indirect material interest on the part of the related person and therefore do not require review or approval. A description of these transactions is included in the Related Person Transactions Policy available as part of our Corporate Governance Guidelines on our website.

AUDIT COMMITTEE REPORT

The Audit Committee currently consists of six members of the Board, each of whom is independent under the NYSE listing standards, the Categorical Standards and SEC rules and regulations applicable to audit committees. The Board has adopted, and annually reviews, an Audit Committee charter. The charter specifies the scope of the Audit Committee’s responsibilities and how it carries out those responsibilities.

The Audit Committee has reviewed and discussed the Corporation’s December 31, 2008 audited financial statements with management and with PricewaterhouseCoopers LLP, the Corporation’s independent registered public accounting firm (“PwC”). The Audit Committee also has discussed with PwC the matters required to be discussed by statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

The Audit Committee also has received from PwC the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence from the Corporation and has discussed with PwC their independence from the Corporation. The Audit Committee also has considered whether the provision of non-audit services to the Corporation is compatible with PwC’s independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board that the December 31, 2008 audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the year ended December 31, 2008.

Submitted by the Audit Committee of the Board:

Thomas J. May, Chairman

William Barnet, III

John T. Collins

Tommy R. Franks

Walter E. Massey

Joseph W. Prueher

ITEM 2: RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2009

The Audit Committee has selected PwC as the independent registered public accounting firm to audit the books of the Corporation and its subsidiaries for the year ending December 31, 2009, to report on the consolidated balance sheet and related consolidated statement of income and to perform such other appropriate accounting services as may be required. The Board recommends that the stockholders vote in favor of ratifying the selection of PwC for the purposes set forth above. If the stockholders do not ratify the selection of PwC, the Audit Committee will consider a change in auditors for the next year.

PwC has advised the Audit Committee that they are independent accountants with respect to the Corporation, within the meaning of standards established by the American Institute of Certified Public Accountants, the Public Company Accounting Oversight Board, the Independence Standards Board and federal securities laws administered by the SEC. Representatives of PwC will be present at the Annual Meeting. They will have the opportunity to make a statement if they so desire, and they will be available to respond to appropriate questions.

Fees to Independent Registered Public Accounting Firm for 2008 and 2007

The following is a summary of the fees billed to us by PwC for professional services rendered for 2008 and 2007:

	2008	2007
	(in millions)
Audit Fees	$55.8	$39.3
Audit-Related Fees	$6.5	$6.1
Tax Fees	$20.9	$16.1
All Other Fees	$0.2	$0.1
Total Fees	$83.4	$61.6

Audit Fees. Audit fees consist of fees billed by PwC related to the audit of our consolidated financial statements, the audit of statutory and subsidiary financial statements, certain agreed upon procedures and other attestation reports, the issuance of comfort letters and SEC consents.

Audit-Related Fees. Audit-related fees consist of fees billed by PwC for other audit and attest services, financial accounting, reporting and compliance matters, risk and control reviews and transaction and due diligence services.

Tax Fees. Tax fees consist of fees billed by PwC for tax compliance, advisory and planning services.

All Other Fees. All other fees principally consists of financial advisory fees billed by PwC for international human resource advisory work.

Pre-approval Policies and Procedures

Under the Audit Committee’s pre-approval policies and procedures, the Audit Committee is required to pre-approve the audit and non-audit services performed by our independent registered public accounting firm. On an annual basis, the Audit Committee pre-approves a list of services that may be provided by the independent registered public accounting firm without obtaining specific pre-approval from the Audit Committee. The list of pre-approved services is divided into four categories: audit services; audit-related services; tax services; and all other services. In addition, the Audit Committee sets pre-approved fee levels for each of these listed services. Any type of service that is not included on the list of pre-approved services must be specifically approved by the Audit Committee or its designee. Any proposed service that is included on the list of pre-approved services but will cause the pre-approved fee level to be exceeded will also require specific pre-approval by the Audit Committee or its designee.

The Audit Committee has delegated pre-approval authority to the Audit Committee chairman and any pre-approved actions by the Audit Committee chairman as designee are reported to the Audit Committee for approval at its next scheduled meeting.

All of the fees paid to PwC in 2008 were pre-approved by the Audit Committee.

The Board recommends a vote “FOR” ratification of the independent registered public accounting firm for 2009 (Item 2 on the proxy card).

ITEM 3: ADVISORY (NON-BINDING) VOTE APPROVING EXECUTIVE COMPENSATION

As discussed in the Compensation Discussion and Analysis beginning on page 21 of this proxy statement, the Board believes that our current executive compensation program directly links executive compensation to our performance and aligns the interests of our executive officers with those of our stockholders. For example:

•	Although the Corporation was profitable for 2008, our executive officers received no year-end cash or equity incentive compensation for 2008 as discussed in the Compensation Discussion and Analysis.

•	We do not have any employment, severance or change in control agreements with any of our executive officers.

•	We have a policy that prohibits future employment or severance agreements with executive officers that provide benefits exceeding two times base salary and bonus unless approved by our stockholders.

•

We encourage long-term stock ownership by our executive officers with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three year hold requirement on net proceeds after stock option exercises.

•

We have stringent stock ownership requirements under which our Chief Executive Officer must hold at least 500,000 shares of our common stock and our other executive officers must hold at least 150,000 shares for the length of their tenure at the Corporation.

•	Our executive officers do not earn any additional retirement income under any supplemental executive retirement plan.

•

We have a recoupment policy under which the Board can require reimbursement of any incentive compensation paid to an executive officer whose fraud or intentional misconduct caused the company to restate its financial statements.

The American Recovery and Reinvestment Act of 2009 (the “Act”) was enacted on February 17, 2009. The Act requires that any proxy statement for an annual meeting of the stockholders of any TARP recipient during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate stockholder vote to approve the compensation of executives, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (the “Commission”) (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material).

Accordingly, the Corporation presents the following advisory proposal for stockholder approval:

“Resolved, that the stockholders approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material) .”

The above referenced disclosures appear at pages 21 to 42 of this proxy statement.

Under the Act, your vote is advisory and is not binding on the Board. However, the Compensation and Benefits Committee of the Board will take into account the outcome of the vote when considering future executive compensation decisions.

For the reasons above, the Board believes the compensation of our executive officers is appropriate and recommends a vote “FOR” approval of this resolution (Item 3 on the proxy card).

ITEMS 4 THROUGH 11: STOCKHOLDER PROPOSALS

We received the stockholder proposals set forth below in Items 4 through 11. The Board disclaims any responsibility for the content of each of the proposals and the statements in support of the proposals, which are presented in the form received from the stockholder. For the reasons set forth after each of these proposals, the Board recommends a vote “AGAINST” Items 4 through 11.

ITEM 4: STOCKHOLDER PROPOSAL REGARDING DISCLOSURE OF GOVERNMENT EMPLOYMENT

The Corporation has received the following stockholder proposal from Evelyn Y. Davis, Watergate Office Building, 2600 Virginia Ave., N.W., Suite 215, Washington, D.C. 20037. According to information provided to the Corporation by Ms. Davis, Ms. Davis owned 2,423 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

RESOLVED: “That the stockholders of Bank of America assembled in Annual Meeting in person and by proxy hereby request the Board of Directors to have the Company furnish the stockholders each year with a list of people employed by the Corporation with the rank of Vice President or above, or as a consultant, or as a lobbyist, or as legal counsel or investment banker or director, who, in the previous five years have served in any governmental capacity, whether Federal, City or State, or as a staff member of any CONGRESSIONAL COMMITTEE or regulatory agency, and to disclose to the stockholders whether such person was engaged in any matter which had a bearing on the business of the Corporation and/or its subsidiaries, provided that information directly affecting the competitive position of the Corporation may be omitted.”

Stockholder’s Statement Supporting Item 4:

REASONS: “Full disclosure on these matters is essential at Bank of America because of its many dealing with Federal and State agencies, and because of pending issues forthcoming in Congress and/or State and Regulatory Agencies.” The recent acquisition of Countrywide Financial make these disclosures especially important!!!

“If you AGREE, please mark your proxy FOR this resolution.”

The Board recommends a vote “AGAINST” Item 4 for the following reasons:

The Board of Directors has considered this proposal and believes its adoption is unnecessary because the laws and regulations regarding the conduct of current and former government employees in their relationships with governmental agencies, and the disclosure required by such laws and regulations, provide sufficient safeguards against impropriety.

The disclosures sought by the proposal would duplicate much of the information required by law to be made publicly available, providing little additional value to our stockholders. The Corporation has over 11,000 associates with the title of Senior Vice President or above. The proposal would therefore also require the Corporation to undertake inquiries into the backgrounds of a large number of people. Not only would the Corporation be required to research the employment histories of a portion of its employee population, but it would also be required to conduct inquiries into the backgrounds of the massive number of individuals retained by the Corporation for professional services, such as attorneys, lobbyists, investment bankers and consultants. Such professional service providers are governed by conflict of interest and professional conduct rules and may also have only a tangential relationship to the Corporation.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 5: STOCKHOLDER PROPOSAL REGARDING ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Corporation has received the following stockholder proposal from Kenneth Steiner, 14 Stoner Avenue, 2M, Great Neck, New York 11021. According to information provided to the Corporation by Mr. Steiner, Mr. Steiner owned 1,076 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

5 – Shareholder Say on Executive Pay

RESOLVED, that shareholders request our board of directors to adopt a policy that provides shareholders the opportunity at each annual shareholder meeting to vote on an advisory resolution, proposed by management, to ratify the compensation of the named executive officers set forth in the proxy statement’s Summary Compensation Table and the accompanying narrative disclosure of material factors provided to understand the Summary Compensation Table (but not the Compensation Discussion and Analysis). The proposal submitted to shareholders should make clear that the vote is non-binding and would not affect any compensation paid or awarded to any named executive officers.

Stockholder’s Statement Supporting Item 5:

Statement of Kenneth Steiner

Investors are increasingly concerned about mushrooming executive pay especially when it is insufficiently linked to performance. In 2008, shareholders filed close to 100 “Say on Pay” resolutions. Votes on these resolutions have averaged 43% in favor, with ten votes over 50%, demonstrating strong shareholder support for this reform.

To date eight companies have agreed to an Advisory Vote, including Verizon, MBIA, H&R Block, Blockbuster, and Tech Data. TIAA-CREF, the country’s largest pension fund, has successfully utilized the Advisory Vote twice.

RiskMetrics Group, an influential proxy voting service, recommends votes in favor, noting: “An advisory vote on executive compensation is another step forward in enhancing board accountability.”

“There should be no doubt that executive compensation lies at the root of the current financial crisis,” wrote Paul Hodgson, a senior research associate with research firm The Corporate Library. “There is a direct link between the behaviors that led to this financial collapse and the short-term compensation programs so common in financial services companies that rewarded short-term gains and short-term stock price increases with extremely generous pay levels.”

Shareholders at Wachovia and Merrill Lynch did not support 2008 “Say on Pay” ballot proposals. Now these shareholders don’t have much of a say on anything.

The Corporate Library www.thecorporatelibrary.com, an independent investment research firm, rated our company “Very High Concern” in executive pay. Our CEO Kenneth Lewis had $24 million in executive pay. Mr. Lewis also gained $77 million by exercising options in 2006 according to The Corporate Library.

Meanwhile our “oversight” Board of Directors for Mr. Lewis is composed of five directors who are designated as “Problem Directors” by The Corporate Library. This was due to their involvement with the FleetBoston board, which approved a major round of executive rewards even as FleetBoston was being investigated by regulators for multiple instances of improper activity:

Thomas Ryan

William Barnet

John Collins

Gary Countryman

Charles Gifford

Plus three of our directors were designated as “Accelerated Vesting” directors by The Corporate Library. This was due to their speeding up the vesting of stock options in order to avoid recognizing the related cost:

Patricia E. Mitchell

Charles K. Gifford

Jacquelyn M. Ward

I urge our board to allow shareholders to express their opinion about senior executive compensation through an Advisory Vote:

Shareholder Say on Executive Pay–

Yes on 5

The Board recommends a vote “AGAINST” Item 5 for the following reasons:

The American Recovery and Reinvestment Act of 2009 (the “Act”), which amends the Emergency Economic Stabilization Act, was enacted on February 17, 2009. The Act requires that any proxy statement for an annual meeting of the stockholders of any Troubled Asset Relief Program (“TARP”) recipient during the period in which any obligation arising from financial assistance provided under the TARP remains outstanding shall permit a separate stockholder vote to approve the compensation of executive officers, as disclosed pursuant to the compensation disclosure rules of the Commission (which disclosure shall include the Compensation Discussion and Analysis, the compensation tables, and any related material). Accordingly, the Corporation has included a stockholder vote on executive compensation as Item 3 in this proxy statement. Because Item 3 provides a current opportunity for stockholders to vote on the compensation of executive officers presented herein, the Corporation believes that the proposal is unnecessary.

For these reasons, the Board opposes the advisory vote requested in the proposal.

ITEM 6: STOCKHOLDER PROPOSAL REGARDING CUMULATIVE VOTING

The Corporation has received the following stockholder proposal from Nick Rossi, P.O. Box 249, Boonville, California 95415. According to information provided to the Corporation by Mr. Rossi, Mr. Rossi owned 1,400 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

6 – Cumulative Voting

RESOLVED: Cumulative Voting. Shareholders recommend that our Board take steps necessary to adopt cumulative voting. Cumulative voting means that each shareholder may cast as many votes as equal to number of shares held, multiplied by the number of directors to be elected. A shareholder may cast all such cumulated votes for a single candidate or split votes between multiple candidates. Under cumulative voting shareholders can withhold votes from certain poor-performing nominees in order to cast multiple votes for others.

Stockholder’s Statement Supporting Item 6:

Statement of Nick Rossi

Cumulative voting won 54%-support at Aetna and greater than 51%-support at Alaska Air in 2005 and 2008. It also received greater than 53%-support at General Motors (GM) in 2006 and 2008. The Council of Institutional Investors www.cii.org has recommended adoption of this proposal topic. CalPERS has also recommended a yes-vote for proposals on this topic.

Cumulative voting allows a significant group of shareholders to elect a director of its choice – safeguarding minority shareholder interests and bringing independent perspectives to Board decisions. Cumulative voting also encourages management to maximize shareholder value by making it easier for a would-be acquirer to gain board representation. It is not necessarily intended that a would-be acquirer materialize, however that very possibility represents a powerful incentive for improved management of our company.

The merits of this Cumulative Voting proposal should also be considered in the context of the need for improvements in our company’s corporate governance and in individual director performance. For instance in 2008 the following governance and performance issues were identified:

•	The Corporate Library, www.thecorporatelibrary.com, an independent investment research firm rated our company:

“High Concern” in CEO Pay – $24 million.

“High Governance Risk Assessment.”

•	We did not have an Independent Chairman – Independence concern.
•	We had no shareholder right to act by written consent.
•	We had 16 directors – Unwieldy board concern and potential CEO dominance.
•	Two directors had potentially compromising non-director links to our company – Independence concern:

Frank Bramble

Charles Gifford

Additionally:

•	Our directors served on eight boards rated “D” by the Corporate Library in addition to our D-rated board:

Charles Gifford	CBS Corporation (CBS)
Chairman of the CBS Nomination Committee
Thomas Ryan	Yum! Brands (YUM)
On the Yum! Brands executive pay and nomination committees
Thomas Ryan	CVS Caremark Corporation (CVS)
Served as CVS CEO and Chairman
Walter Massey	McDonald’s (MCD)
Jacquelyn Ward	Sanmina-SCI Corporation (SANM)
Jacquelyn Ward	WellPoint (WLP)
Monica Lozano	Walt Disney (DIS)
Tommy Franks	CEC Entertainment (CEC)

•  Six directors were designated as “Problem Directors” due to their involvement with the FleetBoston board, which approved a major round of executive rewards even as the company was under investigation by regulators for multiple instances of improper activity.

•	Three members of our audit committee were “Problem Directors:”

William Barnet

John Collins

Thomas May

The above concerns shows there is need for improvement. Please encourage our board to respond positively to this proposal:

Cumulative Voting

Yes on 6

The Board recommends a vote “AGAINST” Item 6 for the following reasons:

The Board of Directors has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Corporation or its stockholders.

Cumulative voting allows a stockholder to multiply the number of common shares owned times the number of directors standing for election and to vote that total for a single director.

The Board has already adopted measures designed to provide stockholders with a meaningful voice in the election of directors, which include:

•

the implementation of a majority vote standard in director elections (with a carve-out for plurality voting in situations where there are more nominees than seats), together with a director resignation policy;

•	annual election of all directors; and

•

procedures for stockholders to recommend director candidates for consideration by the Corporate Governance Committee. See page 10 under “Identifying and Evaluating Nominees for Director” for a discussion of these procedures.

In addition, 16 of our 18 director nominees and the entire Corporate Governance Committee, which oversees the director nomination process, are composed of independent directors.

The Board is concerned that cumulative voting may raise difficult issues given the Corporation’s majority voting standard for director elections. Although the rules governing plurality voting are well understood, cumulative voting at companies that have a majority voting standard in director elections presents complex legal issues. These issues have led the American Bar Association Committee on Corporate Laws to recommend that majority voting in director elections not apply at companies with cumulative voting. The Corporation currently follows corporate governance best practices by applying a majority voting standard in director elections.

The Board believes that directors should be elected through a system that fosters an election process that represents the interests of all stockholders, not just those of particular groups. The Corporation’s present system, which does not permit cumulative voting in director elections, provides the best assurance that each director will represent the interests of all stockholders rather than the interests of a special constituency. By contrast, cumulative voting could favor special interest groups and jeopardize the representation of all stockholders. Cumulative voting would make it possible for a special interest group to elect one or more directors beholden to that group’s narrow interests. This, in turn, would make it possible for a small minority of stockholders to influence the composition of the Board despite their minimal ownership interest in the Corporation. Cumulative voting could also result in factionalism and discord within the Board, which would undermine its ability to work effectively on behalf of the common interests of all stockholders.

The Board believes that cumulative voting may interfere with the goal of developing and maintaining a Board comprised of individuals with a diverse range of knowledge, experience and expertise. Our company is one of the world’s largest financial institutions, serving clients in approximately 150 countries and offering a full range of banking, investment, cash management, financing, wealth management, and other financial services and products. Representation of a wide range of skills and experience is critical on a board that oversees an organization of our scope and size. The Corporate Governance Committee works diligently to identify director nominees who will bring the necessary skills and experience to the Board. Cumulative voting would allow for the accumulation of votes behind nominees who may lack the appropriate qualifications for Board service.

Finally, the adoption of cumulative voting would be inconsistent with practice at most other public companies. Among companies in the S&P 500, only 7% of companies had cumulative voting as of January 2009, according to SharkRepellent.net, a corporate governance research provider.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 7: STOCKHOLDER PROPOSAL REGARDING SPECIAL STOCKHOLDER MEETINGS

The Corporation has received the following stockholder proposal from Ray Chevedden, 5965 S. Citrus Avenue, Los Angeles, California 90043. According to information provided to the Corporation by Mr. Chevedden, Mr. Chevedden owned 200 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

7 – Special Shareowner Meetings

RESOLVED, Shareowners ask our board to take the steps necessary to amend our bylaws and each appropriate governing document to give holders of 10% of our outstanding common stock (or the lowest percentage allowed by law above 10%) the power to call special shareowner meetings. This includes that such bylaw and/or charter text will not have any exception or exclusion conditions (to the fullest extent permitted by state law) that apply only to shareowners but not to management and/or the board.

Stockholder’s Statement Supporting Item 7:

Statement of Ray T. Chevedden

Special meetings allow shareowners to vote on important matters, such as electing new directors, that can arise between annual meetings. If shareowners cannot call special meetings, management may become insulated and investor returns may suffer. Shareowners should have the ability to call a special meeting when a matter is sufficiently important to merit prompt consideration.

Fidelity and Vanguard have supported a shareholder right to call a special meeting. The proxy voting guidelines of many public employee pension funds also favor this right. Governance ratings services, such as The Corporate Library and Governance Metrics International, take special meeting rights into consideration when assigning company ratings.

Merck (MRK) shareholders voted 57% in favor of a proposal for 10% of shareholders to have the right to call a special meeting. This proposal topic also won from 55% to 69%-support (based on 2008 yes and no votes) at the following companies:

Entergy (ETR)	55%	Emil Rossi (Sponsor)
International Business Machines (IBM)	56%	Emil Rossi
Kimberly-Clark (KMB)	61%	Chris Rossi
CSX Corp. (CSX)	63%	Children’s Investment Fund
Occidental Petroleum (OXY)	66%	Emil Rossi
FirstEnergy Corp. (FE)	67%	Chris Rossi
Marathon Oil (MRO)	69%	Nick Rossi

Please encourage our board to respond positively to this proposal:

Special Shareowner Meetings –

Yes on 7

The Board recommends a vote “AGAINST” Item 7 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary because the Corporation’s stockholders already have the ability to call a special meeting.

The Corporation amended its Bylaws in January 2007 to allow holders of 25% of the Corporation’s outstanding common stock to call a special meeting. Less than half of companies in the S&P 500 give their stockholders the ability to call special meetings.

The only circumstances in which a special meeting requested by 25% of the Corporation’s stockholders would not occur is if the Board determines in good faith that the specific business the stockholder seeks to address at the special meeting is scheduled to be addressed, or has recently been addressed, at another stockholder meeting or the subject matter or manner of request violates or is not appropriate under applicable law. Specifically, under Article III, Section 2(b)(2) of the Bylaws, the Secretary would not be required to call a special meeting where: (1) the Board calls an annual or special meeting to be held no later than 60 days after receipt of the stockholder’s special meeting request and the business to be addressed at the meeting includes the business specified in the request; (2) the special meeting request is received by the Corporation during the period commencing 75 days prior to the anniversary date of the last annual meeting and ending on the date of the next annual meeting; or (3) an identical or substantially similar item was presented at any meeting of the stockholders of the Corporation held within 120 days prior to the special meeting request.

The rationale for these provisions is to prevent the unnecessary expenditure of corporate resources that would result from holding duplicative stockholder meetings to address matters that previously were, or are scheduled to be, addressed in close proximity to another meeting. Given the large size of the Corporation and the number of its stockholders, convening a meeting of stockholders is a significant undertaking that requires a substantial commitment of time and resources from the Corporation. The Board believes that the Corporation’s existing special meeting bylaw represents an appropriate balance between the ability of stockholders to call a special meeting and the interests of the Corporation and its stockholders in promoting the appropriate use of the Corporation’s resources. Further, the Corporation and the Board are always open to communication with its significant stockholders.

In addition, the second sentence of the proposal could be read as requiring members of the Board to own 10% of the Corporation’s common stock in order for the Board to be entitled to call a special meeting. To the extent the proposal purports to limit the power of the Board under Delaware law to call special meetings, it would violate Delaware law if implemented.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 8: STOCKHOLDER PROPOSAL REGARDING INDEPENDENT BOARD CHAIRMAN

The Corporation has received the following stockholder proposal from the SEIU Master Trust, 1 Dupont Circle, N.W., Suite 900, Washington, D.C. 20036. According to information provided to the Corporation by the SEIU Master Trust, the SEIU Master Trust owned 44,500 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

Independent Chairman

RESOLVED: Pursuant to Section 109 of the Delaware General Corporation Law, the stockholders of Bank of America Corporation (“Bank of America”) hereby amend the bylaws to add the following text to the end of Article VI, Section 7:

“The Chairman of the Board shall be a director who is independent from the Corporation. For purposes of this Bylaw, “independent” has the meaning set forth in the New York Stock Exchange (“NYSE”) listing standards, unless the Corporation’s common stock ceases to be listed on the NYSE and is listed on another exchange, in which case such exchange’s definition of independence shall apply. If the Board of Directors determines that a Chairman who was independent at the time he or she was selected is no longer independent, the Board of Directors shall select a new Chairman who satisfies the requirements of this Bylaw within 60 days of such determination. Compliance with this Bylaw shall be excused if no director who qualifies as independent is elected by the stockholders or if no director who is independent is willing to serve as Chairman of the Board. This Bylaw shall apply prospectively, so as not to violate any contractual obligation of the Corporation in effect when this Bylaw was adopted.”

Stockholder’s Statement Supporting Item 8:

Bank of America’s CEO Kenneth Lewis currently serves as Chairman of the Board. Yet, the tasks of CEO and chairman are very different and often conflict, and combining the roles inherently leads some companies to focus aggressively on the short-term. Developing objective oversight of management is crucial to Bank of America’s long-term, sustainable growth prospects because:

•

CEOs, particularly in the financial sector, are encouraged to be risk-takers, and an independent chairman serves as a practical check on the overall risk appetite of the CEO. And 82% of CFOs support separating the Chairman and CEO roles, according to a Grant Thornton national survey (3/08).

•

Directors face more difficulty in ousting a poor-performing CEO when that executive is also the Chairman; and the Company is doubly impacted—usually during a time of crisis—since it loses its chairman and top manager simultaneously.

•

Independent board leadership helps address the irrational incentives that allow financial industry executives to take on excessive short term-risk in order to boost personal compensation. CEO Lewis received $24.8 million in compensation in 2007, almost four times his median peer group (RMG/ISS Proxy Report 4/9/08), when the Board’s Compensation Committee determined that the Company “had significantly missed [our] goals” (2008 Proxy p26) and when Bank of America substantially underperformed the S&P and its GICS peers for the one-, three-, and five-year periods in shareholder returns (ISS 4/9/08).

Bank of America is a stalwart institution, impacting the global economy. Yet as investors have so clearly witnessed, sheer size does not protect one from failure. Improved risk management and oversight is critical to the Company’s sustained success, especially in the wake of challenging acquisitions.

We therefore urge stockholders to vote FOR this Proposal.

The Board recommends a vote “AGAINST” Item 8 for the following reasons:

The Board has considered this proposal and believes its adoption is unnecessary and not in the best interests of the Corporation or its stockholders.

Our Bylaws and Corporate Governance Guidelines already permit the roles of Chairman and Chief Executive Officer to be filled by different individuals. The Board deliberates and decides, each time it selects a Chief Executive Officer, whether the roles should be combined or separate, based upon our needs at that time. The Board believes that we are currently best served by having Mr. Lewis hold both of these positions.

The Board strongly believes that the decision of who should serve in these roles, and whether the roles should be combined, is the responsibility of the Board. The decision should not be dictated by abstract, philosophical considerations that assume all corporations are the same, that are hotly disputed by corporate governance experts and can cause more harm than good.

The Board believes that there is already substantial independent oversight of management:

•

We have a Lead Director. As discussed on page 6 of this proxy statement, we have an independent and active Lead Director with clearly defined leadership authority and responsibilities. The Lead Director chairs meetings of the non-management and independent directors, approves board meeting agendas, has the authority to call meetings of the independent directors, serves as a liaison with our Chairman and CEO and provides an important communication link between the other independent directors and our stockholders. Our current Lead Director chairs the Executive Committee and the Compensation and Benefits Committee and also sits on the Corporate Governance Committee. In contrast, the Chairman’s responsibilities include presiding at meetings of the Board and at the annual meeting of stockholders.

•

We have a substantial majority of Independent Directors. Sixteen out of the eighteen director nominees are independent as defined by the NYSE listing standards and our Director Independence Categorical Standards. Only two of our director nominees are deemed not independent, Mr. Lewis and Mr. Gifford.

•

Our key Committees are composed of Independent Directors. The Audit, Compensation and Benefits and Corporate Governance Committees are each composed solely of independent directors. The Asset Quality Committee is composed of a majority of independent directors. The Executive Committee is composed of a majority of independent directors and is chaired by the independent Lead Director.

•

Non-Management and Independent Directors meet regularly. At each regularly scheduled Board meeting, the non-management directors meet in executive session without management directors. Non-management director executive sessions are chaired by the Lead Director. If the group of non-management directors includes any directors who are not independent as defined by the Director Independence Categorical Standards, the independent directors are required to meet in executive session at least annually.

The Board’s current structure of combining the positions of Chairman and Chief Executive Officer is consistent with practices at 61% of the S&P 500 companies, according to the publicly available Spencer Stuart US Board Index

2008 (released November 2008) available at spencerstuart.com. U.S. companies have historically followed a model in which the chief executive officer also serves as chairman of the board. This model has succeeded because it makes clear that the chief executive officer and chairman is responsible for managing the corporation’s business, under the oversight and review of its board. This structure also enables the chief executive officer to act as a bridge between management and the board, helping both to act with a common purpose.

In summary, the Board opposes this proposal because it eliminates the Board’s ability to exercise its business judgment and select a chairman based on our particular needs at such time and because the Board believes we already receive substantial oversight from our independent directors.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 9: STOCKHOLDER PROPOSAL REGARDING PREDATORY CREDIT CARD LENDING PRACTICES

The Corporation has received the following stockholder proposal from Domini Social Investments, 536 Broadway, 7th Floor, New York, New York 10012, as co-lead filer, and the Sisters of St. Francis of Philadelphia, 609 South Convent Road, Aston, Pennsylvania 19014, as co-lead filer. According to information provided to the Corporation by Domini Social Investments, Domini Social Investments owned 455,200 shares of our Common Stock as of the date the proposal was submitted to the Corporation. According to information provided to the Corporation by the Sisters of St. Francis of Philadelphia, the Sisters of St. Francis of Philadelphia owned at least $2,000 worth of our Common Stock as of the date the proposal was submitted to the Corporation. For information on additional co-filers, please contact the Corporation at 980.386.7483.

Predatory Credit Card Lending Practices

Whereas:

Our company is one of the nation’s largest credit card issuers, with tens of billions of dollars in outstanding credit card loans to consumers.

Amid the economic uncertainty sparked by the sub-prime mortgage crisis, some banks are turning to their high-margin credit card divisions to help offset their losses elsewhere.

In the wake of declining home values and the inability to tap into this source of funds, many Americans are turning to credit cards as a last source of capital to get them through difficult times.

According to the Federal Reserve Statistical Release, revolving debt as a percentage of total debt in US households is dramatically increasing and credit card loans are at their highest delinquency rates since 1993.

The sub-prime borrowing class is the most profitable market segment for credit card issuers, and most vulnerable to predatory practices.

Sub-prime consumers, specifically those with FICO credit scores less than 660, are often targeted with “fee harvesting” cards. These cards, which typically carry a limit of no more than $500, can cost borrowers up to half or more of their credit limit simply in activation and maintenance fees, while positioning the cardholder to unknowingly incur late, over-the-limit and other fees.

Based on an October 2008 report by Innovest, 30% of our company’s credit card accounts are classified as sub-prime.

Aggressive and questionable marketing to teenagers and college students – often using poor lending criteria – has contributed to a rise in undergraduate credit card debt from an average of $2,169 in 2004 to $8,612 in 2006.

Provisions such as universal default, sometimes known as risk-based pricing, unfairly penalize borrowers with higher rates on accounts where they have never missed a payment.

Typical credit card practices such as bait and switch marketing, changes of mailing address, delayed billing, hidden fees and unintelligible cardholder agreements hurt consumers.

Resolved: That the shareholders request the Board of Directors to complete a report to shareholders, prepared at reasonable cost and omitting proprietary information, evaluating with respect to practices commonly deemed to be predatory, our company’s credit card marketing, lending and collection practices and the impact these practices have on borrowers.

Stockholder’s Statement Supporting Item 9:

Trapping consumers in debt under predatory terms that make successful repayment virtually impossible weakens the long-term financial prospects of our company and the national economy as a whole. Credit card policies and practices designed to strengthen (rather than abuse) consumers’ financial health are in the best interest of our company and its clients.

The Board recommends a vote “AGAINST” Item 9 for the following reasons:

The Board has considered this proposal and believes that its adoption is unnecessary because the Corporation does not engage in any of the “predatory” practices suggested by the proposal.

The proposal falsely implies that the Corporation engages in certain predatory practices. In fact, the Corporation is a responsible corporate citizen. It does not offer “fee harvesting” cards. It does not engage in any aggressive, questionable or unethical marketing or servicing practices, whether involving teenagers, college students or others. Contrary to what the proposal suggests, the Corporation clearly informs its customers of all terms of its credit card products.

In addition, the proponent’s concerns over abusive credit card practices, high credit card delinquency rates, “sub-prime borrowing,” “fee harvesting cards” and universal default have been or will be addressed by current banking regulations. For example, on December 18, 2008, a joint rule (the “Final Rule”) was issued by the Office of Thrift Supervision, Federal Reserve Board and National Credit Union Association that relates to the marketing, originating and servicing of credit cards, banning practices that have been cited as unfair to consumers. The Final Rule, which will be applicable to the Corporation and effective July 2010:

•	prohibits a bank from treating a payment on a consumer credit card as late unless the customer has been provided with a reasonable period of time to make a payment

•

requires banks to allocate any amounts paid over the minimum payment, when the credit card account has balances with different annual percentage rates, either (i) first to the highest interest balance or (ii) proportionately to all balances

•

requires banks to disclose the annual percentage rate (APR) that will apply to each category of transactions on the consumer credit card account at account opening and prohibits banks from increasing the interest rate, except in certain specified circumstances

•

prohibits a bank from imposing finance charges on consumer credit card balances based on balances for days in billing cycles that precede the most recent billing cycle as a result of the loss of any time period provided by the bank within which the consumer may repay any portion of the credit extended without incurring a finance charge

•

prohibits banks from charging a consumer credit card account with “security deposits and fees for the issuance or availability of credit that in total constitute a majority of the initial credit limit for the account” during the first year after account opening

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 10:	STOCKHOLDER PROPOSAL REGARDING ADOPTION OF PRINCIPLES FOR HEALTH CARE REFORM

The Corporation has received the following stockholder proposal from the AFL-CIO Reserve Fund, 815 Sixteenth Street, N.W., Washington, D.C. 20006. According to information provided to the Corporation by the AFL-CIO, the AFL-CIO owned 2,901 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

RESOLVED: Shareholders of Bank of America Corporation (the “Company”) urge the Board of Directors to adopt principles for health care reform based upon principles reported by the Institute of Medicine:

1.	Health care coverage should be universal.

2.	Health care coverage should be continuous.

3.	Health care coverage should be affordable to individuals and families.

4.	The health insurance strategy should be affordable and sustainable for society.

5.	Health insurance should enhance health and well being by promoting access to high-quality care that is effective, efficient, safe, timely, patient-centered, and equitable.

Stockholder’s Supporting Statement Item 10:

The Institute of Medicine, established by Congress as part of the National Academy of Sciences, issued five principles for reforming health insurance coverage in a report, Insuring America’s Health: Principles and Recommendations (2004). We believe principles for health care reform such as those set forth by the Institute of Medicine, are essential if public confidence in our Company’s commitment to health care coverage is to be maintained.

Access to affordable, comprehensive health care insurance is the most significant social policy issue in America according to polls by NBC News/The Wall Street Journal, the Kaiser Foundation and The New York Times/CBS News. In our opinion, health care reform also is a central issue in the presidential campaign of 2008.

Many national organizations have made health care reform a priority. In 2007, representing “a stark departure from past practice,” the American Cancer Society redirected its entire $15 million advertising budget “to the consequences of inadequate health coverage” in the United States (The New York Times, 8/31/07).

John Castellani, president of the Business Roundtable (representing 160 of the country’s largest companies), has stated that 52 percent of the Business Roundtable’s members say health costs represent their biggest economic challenge. “The cost of health care has put a tremendous weight on the U.S. economy,” according to Castellani, “The current situation is not sustainable in a global, competitive workplace.” (Business Week, July 3, 2007.)

The National Coalition on Health Care (whose members include some of the largest publicly-held companies, institutional investors and labor unions) also has created principles of health insurance reform. According to the National Coalition on Health Care, implementing its principles would save employers presently providing health insurance coverage an estimated $595-$848 billion in the first 10 years of implementation.

We believe that the 47 million Americans without health insurance results in higher costs, causing an adverse effect on shareholder value for our Company, as well as all other U.S. companies which provide health insurance to their employees. Annual surcharges as high as $1,160 for the uninsured are added to the total cost of each employee’s health insurance, according to Kenneth Thorpe, a leading health economist at Emory University. Moreover, we feel that increasing health care costs further reduces shareholder value when it leads companies to shift costs to employees, thereby reducing employee productivity, health and morale.

The Board recommends a vote “AGAINST” Item 10 for the following reasons:

While we recognize there is an ongoing national dialogue related to health care, and also recognize the importance of providing comprehensive employee benefits, including health care, to attract and retain associates, the Board has considered the proposal and believes its adoption is unnecessary.

The Board believes that supplying efficient and effective health care coverage at the company level is an important employee benefit issue best addressed by the Corporation’s management. We are committed to providing our associates and their families with quality, cost-effective health and life management benefits designed to meet their diverse and changing needs. We provide medical, dental and vision coverage with the majority of the cost borne by the Corporation. In addition, we have added Corporation funded health care accounts for associates whose compensation does not exceed certain levels to help offset rising health care costs. We also continue to invest in other life management benefits including child care reimbursement, tuition reimbursement, and paid maternity, paternity and adoption leave. These benefits are highly valued by our associates. In a recent survey, associate satisfaction with our benefits program was above the 90th percentile.

Comprehensive health care reform involves complex legislative and public policy issues. The Board believes that such issues are best addressed by elected officials through the governmental process. The Board does not believe that the Corporation’s adoption of the broad and vague health care principles in the proposal would effectively contribute to the ongoing debate surrounding health care provision and reform.

Moreover, it is not in the best interests of the Corporation and our stockholders to be potentially constrained in our ability to provide health care to our associates by adopting the principles of any single organization. We must be able to make appropriate determinations about what health care policies are in the best interests of our associates and their families and to offer innovative health care solutions.

For the foregoing reasons, the Board recommends a vote against the proposal.

ITEM 11: STOCKHOLDER PROPOSAL REGARDING LIMITS ON EXECUTIVE COMPENSATION

The Corporation has received the following stockholder proposal from the Indiana Laborers Pension Fund (the “ILPF”), P.O. Box 1587, Terre Haute, Indiana 47808. According to information provided to the Corporation by the ILPF, the ILPF owned 38,675 shares of our Common Stock as of the date the proposal was submitted to the Corporation.

Resolved: Given that Bank of America Corporation (“Company”) is a participant in the Capital Purchase Program established under the Troubled Asset Relief Program (“TARP”) of the Economic Emergency Stabilization Act of 2008 (“Stabilization Act”) and has received an infusion of capital from the U.S. Treasury, Company shareholders urge the Board of Directors and its compensation committee to implement the following set of executive compensation reforms that impose important limitations on senior executive compensation:

•	A limit on senior executive target annual incentive compensation (bonus) to an amount no greater than one times the executive’s annual salary;

•	A requirement that a majority of long-term compensation be awarded in the form of performance-vested equity instruments, such as performance shares or performance-vested restricted shares;

•	A freeze on new stock option awards to senior executives, unless the options are indexed to peer group performance so that relative, not absolute, future stock price improvements are rewarded;

•	A strong equity retention requirement mandating that senior executives hold for the full term of their employment at least 75% of the shares of stock obtained through equity awards;

•	A prohibition on accelerated vesting for all unvested equity awards held by senior executives;

•	A limit on all senior executive severance payments to an amount no greater than one times the executive’s annual salary; and

•	A freeze on senior executives’ accrual of retirement benefits under any supplemental executive retirement plan (SERP) maintained by the Company for the benefit of senior executives.

Stockholder’s Supporting Statement Item 11:

Supporting Statement: Many Company shareholders are experiencing serious financial losses related to the problems afflicting our nation’s credit markets and economy. The Company’s financial and stock price performance has been challenged by these credit market events and their impact on the nation’s economy. The Company’s participation in the Stabilization Act’s TARP is the result of these broad capital market problems and decisions made by Company senior executives.

Generous executive compensation plans that produce ever-escalating levels of executive compensation unjustified by corporate performance levels are major factors undermining investor confidence in the markets and corporate leadership. Establishing renewed investor confidence in the markets and corporate leadership is a critical challenge. Congress enacted executive compensation requirements for those companies participating in the Stabilization Act’s TARP. Unfortunately, we believe those executive compensation restrictions fail to adequately address the serious shortcomings of many executive compensation plans. This proposal calls for a set of more rigorous executive compensation reforms that we believe will significantly improve the pay-for-performance features of the Company’s plan and help restore investor confidence. Should existing employment agreements with Company senior executives limit the Board’s ability to implement any of these reforms, the Board and its compensation committee is urged to implement the proposed reforms to the greatest extent possible. At this critically important time for the Company and our nation’s economy, the benefits afforded the Company from participation in the TARP justify these more demanding executive compensation reforms.

The Board recommends a vote “AGAINST” Item 11 for the following reasons:

The Board believes that this proposal is unnecessary and not in the best interest of the Corporation or its stockholders. The proposal purports to seek to “improve the pay-for-performance features of a Company’s plan.” However, the Board believes that our current executive compensation program directly links executive compensation to our performance, as demonstrated by the decision not to award bonuses to our executive officers for 2008 in light of the overall financial performance of the Corporation. This program is under the direction of the Compensation and Benefits Committee, which is composed solely of independent directors and receives advice from an independent executive compensation consultant as described on page 9 of this proxy statement. The Board believes that the Compensation and Benefits Committee is best positioned to consider the numerous factors that should appropriately impact executive compensation decisions, such as our performance, the performance of our competitors and the market for executive talent, and to make compensation decisions that are in the best interest of our stockholders.

Our executive compensation program already includes many of the features called for in the proposal or otherwise incentivizes the creation of shareholder value. For example:

•	A substantial portion of the total annual compensation opportunity for our executive officers is variable and awarded based on our performance.

•	The majority of the total annual compensation opportunity is in equity.

•

We encourage long-term stock ownership by our executives with award features such as no vesting on restricted stock and stock option awards until the third anniversary of the grant and an additional three year hold requirement on net proceeds after stock option exercises.

•

Our Corporate Governance Guidelines include stringent stock ownership requirements under which our CEO must hold at least 500,000 shares of our common stock and our other executives must hold at least 150,000 shares for the length of their tenure at the Corporation.

•	We do not have any employment, severance or change in control agreements with executives.

•	We have a policy that prohibits future employment or severance agreements with executives that provide benefits exceeding two times base salary and bonus unless approved by our stockholders.

•	Executive officers do not earn any additional retirement income under any supplemental executive retirement plan.

While we already implemented many of the proposal’s principles under our long-standing pay-for-performance philosophy, we are concerned that the proposal imposes rigid, arbitrary and indefinite limits on executive compensation that are applicable whether or not the Compensation and Benefits Committee determines they are in the best interest of our stockholders. The proposal fails to explain why the precise limits in each proposed “reform” are appropriate—for example why bonuses should be capped at one times the executive’s salary or why equity retention levels should be set at 75%. Further, the proposal does not provide a definitive time period during which its requirements would be enforced. While it suggests that its provisions are relevant because the Corporation is participating in TARP, it does not limit its restrictions to this period. Moreover, it does not allow for deviations or exceptions, even where it may be necessary to retain or attract a particularly talented executive.

Further, adoption of the proposal would significantly impair our ability to attract, motivate and retain executives who can contribute to our long-term success and build stockholder value. Limiting executive compensation in one area, let alone seven, would eliminate our flexibility in establishing appropriate compensation levels and our ability to respond to market and industry considerations. We must be able to offer compensation programs that compete with those of comparable companies. This proposal would put us at a disadvantage relative to our competitors who would not be subject to the constraints in the proposal.

We recognize that there is an ongoing national dialogue related to executive compensation issues which may result in the adoption of uniform standards on certain of these issues. We do not believe it is in the best interest of our stockholders for the Board to act on any specific proposal related to these issues until the outcome of the national dialogue is known. Once the outcome is known, the Corporation will comply with any applicable requirements.

For these reasons, the Board believes that the proposal is imprudent and not in the best interests of our stockholders.

PROPOSALS FOR THE 2010 ANNUAL MEETING OF STOCKHOLDERS

If you would like to have a proposal considered for inclusion in the proxy statement for the 2010 Annual Meeting of Stockholders, you must submit your proposal no later than November 18, 2009.

If you wish to submit a matter for consideration at the 2010 Annual Meeting of Stockholders (including any stockholder proposal or director nomination) but which will not be included in the proxy statement for such meeting, you must submit your matter no later than the close of business on the 75th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after its anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 75th day prior to such annual meeting or the 10th day following the day on which we first publicly announce the date of such meeting). Accordingly, if we do not change the date of the 2010 Annual Meeting of Stockholders by more than 30 days before or 70 days after the anniversary date of the 2009 Annual Meeting, any stockholder who wishes to submit a matter for consideration at the 2010 Annual Meeting of Stockholders must submit the matter no earlier than December 30, 2009 and no later than February 13, 2010.

All matters must comply with the applicable requirements or conditions established by the SEC and Article III, Section 12 of our Bylaws, and be submitted in writing to the attention of the Corporate Secretary at the following address: Bank of America Corporation, Attention: Corporate Secretary, 101 South Tryon Street, NC1-002-29-01, Charlotte, North Carolina 28255.

Appendix A

BANK OF AMERICA CORPORATION

DIRECTOR INDEPENDENCE CATEGORICAL STANDARDS

No director of Bank of America Corporation (the Corporation) qualifies as independent unless this board of directors affirmatively determines that such director has no material relationship with the Corporation. The commentary to Section 303A.02 of the New York Stock Exchange Listed Company Manual (the NYSE Manual) provides that “a board may adopt and disclose categorical standards to assist it in making determinations of independence.” Independence determinations will be made on an annual basis at the time the board approves director nominees for inclusion in the proxy statement and, if a director is considered for appointment to the board between annual meetings, prior to such appointment. Each director shall notify the board of any change in circumstances that may put his or her independence at issue. If so notified, the board will reevaluate, as promptly as practicable thereafter, such director’s independence.

In order to assist the board in making determinations of independence, any relationship described below shall be presumed material if it existed within the preceding three years:

(a)	the director was an employee of the Corporation or an immediate family member of the director was an executive officer of the Corporation;

(b)	the director, or an executive officer of the Corporation who is an immediate family member of the director, received more than $120,000 within any 12 month period in direct compensation from the Corporation, other than director and committee fees and pension or other deferred compensation for prior service (provided that such compensation was not contingent in any way on continued service);

(c)	(i) the director or an immediate family member is a current partner of a firm that is the Corporation’s internal or external auditor; (ii) the director is a current employee of such a firm; (iii) the director has an immediate family member who is a current employee of such a firm and who personally works on the Corporation’s audit; or (iv) the director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Corporation’s audit during that time;

(d)	the director was an executive officer of a company in which an executive officer of the Corporation served on the compensation committee of the board of directors (or had an immediate family member who was an executive officer of such company);

(e)	the director was an employee or executive officer, or an immediate family member of the director was an executive officer, of another company that made payments to or received payments from the Corporation for property or services in an amount which, in any single fiscal year, exceeded the greater of $1 million or 2% of such other company’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available; or

(f)	the director, or an immediate family member of the director who resides in the same home as the director, was employed as an executive officer of a non-profit organization, foundation or university to which the Corporation made discretionary contributions (excluding for this purpose matching funds paid by the Corporation or the Bank of America Foundation as a result of contributions by the Corporation’s directors or employees) that, in any fiscal year exceeded the greater of $1 million or 5% of the entity’s consolidated gross revenues for the most recently ended fiscal year for which total revenue information is available.

For purposes of the above-described categorical standards, the term “immediate family member” includes a person’s spouse, parents, children, siblings, mothers- and fathers-in-law, sons- and daughters-in-law, brothers- and sisters-in-law and anyone (other than domestic employees) who shares such person’s home; provided, that any such persons who no longer have any such relationship as a result of legal separation or divorce, or death or incapacitation, shall not be considered immediate family members.

Further, the foregoing categorical standards shall be deemed to be automatically updated to reflect any changes made to the NYSE listing standards and interpreted in the same manner as such rules.

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The board specifically believes that a relationship between the Corporation and an entity where a director is solely a non-management director is not material. In addition, any other relationship not described in (a) through (f) above will be presumed not to be material to the director’s independence unless: (i) the relationship was not entered into on terms substantially similar to those that would be offered to non-affiliated persons or entities in comparable circumstances; (ii) with respect to any extension of credit by the Corporation or one of its subsidiaries, such extension of credit was not made in compliance with applicable law, including Regulation O of the Board of Governors of the Federal Reserve System and Section 13(k) of the Securities Exchange Act of 1934; or (iii) in exercising its judgment in light of all the applicable facts and circumstances, the board determines that the relationship should be considered material.

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2009 Annual Meeting Admission Ticket
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MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6

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2009 Annual Meeting of Stockholders

Wednesday, April 29, 2009, 10:00 am (local time)

Belk Theater of the North Carolina Blumenthal

Performing Arts Center

Charlotte, North Carolina

Upon arrival, please present this

admission ticket and photo identification

at the registration desk.

PLEASE REFER TO THE REVERSE SIDE FOR INTERNET AND TELEPHONE VOTING INSTRUCTIONS.

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS)

A	Election of Directors — The Board of Directors recommends a vote FOR the election to the Board of the following director nominees:

1. Nominees
	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - William Barnet, III	☐	☐	☐	07 - Charles K. Gifford	☐	☐	☐	13 - Joseph W. Prueher	☐	☐	☐

02 - Frank P. Bramble, Sr.	☐	☐	☐	08 - Kenneth D. Lewis	☐	☐	☐	14 - Charles O. Rossotti	☐	☐	☐

03 - Virgis W. Colbert	☐	☐	☐	09 - Monica C. Lozano	☐	☐	☐	15 - Thomas M. Ryan	☐	☐	☐

04 - John T. Collins	☐	☐	☐	10 - Walter E. Massey	☐	☐	☐	16 - O. Temple Sloan, Jr.	☐	☐	☐

05 - Gary L. Countryman	☐	☐	☐	11 - Thomas J. May	☐	☐	☐	17 - Robert . Tillman	☐	☐	☐

06 - Tommy R. Franks	☐	☐	☐	12 - Patricia E. Mitchell	☐	☐	☐	18 - Jackie M. Ward	☐	☐	☐

B	Management Proposals — The Board of Directors recommends a vote FOR the following proposals:

	For	Against	Abstain		For	Against	Abstain
2. Ratification of the independent registered public accounting firm for 2009.	☐	☐	☐	3. An advisory (non-binding) vote approving executive compensation.	☐	☐	☐

C	Stockholder Proposals — The Board of Directors recommends a vote AGAINST the following proposals:

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
4. Stockholder Proposal - Disclosure of Government Employment	☐	☐	☐	7. Stockholder Proposal - Special Stockholder Meetings	☐	☐	☐	10. Stockholder Proposal - Adoption of Principles for Health Care Reform	☐	☐	☐

5. Stockholder Proposal - Advisory Vote on Exec Comp	☐	☐	☐	8. Stockholder Proposal - Independent Board Chairman	☐	☐	☐	11. Stockholder Proposal - Limits on Exec Comp	☐	☐	☐

6. Stockholder Proposal - Cumulative Voting	☐	☐	☐	9. Stockholder Proposal - Predatory Credit Card Lending Practices	☐	☐	☐

Attention Internet Users! You can now access your stockholder information on the following secure Internet site: http://www.computershare.com/bac

2009 Annual Meeting of Stockholders Admission Ticket		Step 1: Register (1st time users only) Click on “Create Login” in the blue box and follow the instructions.
Step 2: Log In (Returning users) Enter your User ID and Password and click the Login button.

Time: Place:	Wednesday, April 29, 2009 10:00 am (local time) Belk Theater of the North Carolina Blumenthal Performing Arts Center Charlotte, North Carolina	Step 3: View your account details and perform multiple transactions, such as:
		• View account balances • View transaction history • View payment history • View stock quotes	• Change your address • View electronic stockholder communications • Buy or sell shares • Check replacements

Webcast: Admission:

Live on the Internet at

http://investor.bankofamerica.com.

Instructions appear on the Internet

site one week prior to the meeting.

Valid admission ticket and photo

identification required for attendance.

If you are not an Internet user and wish to contact Bank of America, you may use one of the following methods:
		Call: 1.800.642.9855	Write: Bank of America c/o Computershare P.O. Box 43078 Providence, RI 02940-3078

Proxy/Voting Instructions This Proxy is Solicited on Behalf of the Board of Directors for the 2009 Annual Meeting of Stockholders to be held on Wednesday, April 29, 2009

You, the undersigned stockholder, appoint each of Helen Eggers and Marc Gordon, as attorney-in-fact and proxy, with full power of substitution, to vote on your behalf and with all powers you would possess if personally present all shares of Common Stock or Preferred Stock of Bank of America Corporation that you would be entitled to vote at the 2009 Annual Meeting of Stockholders and any adjournment or postponement thereof.

The shares represented by this proxy will be voted as instructed by you and in the discretion of the proxies on all other matters that properly come before the 2009 Annual Meeting and any adjournment or postponement thereof. If not otherwise specified, shares will be voted in accordance with the recommendations of the Board of Directors.

Bank of America Associates. If you participate in The Bank of America 401(k) Plan, The Bank of America 401(k) Plan for Legacy Companies, the Countrywide Financial Corporation 401(k) Savings and Investment Plan, the Merrill Lynch & Co. Inc. Retirement Accumulation Plan, the Merrill Lynch & Co. Inc. Employee Stock Ownership Plan, the Merrill Lynch & Co. Inc. 401(k) Savings & Retirement Plan or the First Republic Bank Employee Stock Ownership Plan, and your plan account is invested in Bank of America common stock, you must provide voting instructions to the trustee of the plan (either via the proxy card or by Internet or telephone) in order for the shares represented by your investment to be voted as you instruct. If no voting instructions are received, the trustee of the plan will vote these shares in the same ratio as the shares for which voting instructions have been provided to the trustee unless contrary to the Employee Retirement Income Security Act. Your voting instructions will be held in strict confidence. If you participate in the Merrill Lynch Employee Stock Purchase Plan, your shares must be voted in order to count. The deadline to cast votes for shares held in the forgoing plans is Tuesday, April 28, 2009 at 8:00 am EST. You will not be able to change your vote after this deadline.

D	Non-Voting Items

Meeting Attendance

Mark the box to the right if you plan to attend the 2009 Annual Meeting.	☐

E	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign as name(s) appears hereon. Give full title if you are signing for a corporation, partnership or other entity, or as attorney, administrator, executor, guardian, trustee or in any other representative capacity.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

Electronic or Telephone Voting Instructions

You can vote by Internet or telephone! Available 24 hours a day, 7 days a week!

Proxies submitted by Internet or telephone must be received before the closing of the polls for voting at the 2009 Annual Meeting on Wednesday, April 29, 2009.

Voting control details are located on the shaded bar on the reverse side.

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

■	• Log on the Internet and go to www.investorvote.com/bac • Follow the steps outlined on the secured website.

•   Call toll free 1.800.652.VOTE (8683) within the United States, Canada & Puerto Rico any time on a touch tone telephone. There is NO CHARGE to you for the call.

•   Follow the instructions provided by the recorded message.